Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

dated as of

May 2, 2005

by and among

SUNRISE SENIOR LIVING, INC.

as Buyer

GREYSTONE PARTNERS, LTD.,
CONCORDE SENIOR LIVING, L.L.C.,
MAHALO LIMITED,
and
WESTPORT ADVISORS, LTD.

as Sellers

and

GREYSTONE DEVELOPMENT COMPANY, LLC

and

the individuals identified herein as the Greystone Principals

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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Operating Memorandum
Exhibit C-1	Form of Release Agreement for Greystone Partners
Exhibit C-2	Form of Release Agreement for Sellers
Exhibit D-1	Form of Lanahan Employment Agreements
Exhibit D-2	Form of Steinfhoff Employment Agreements
Exhibit D-3	Form of Andrews Employment Agreement
Exhibit D-4	Form of Spooner Employment Agreement
Exhibit E	Form of Assignment of Limited Liability Company Interest
Exhibit F	Form of Assignment of Limited Partnership Interest
Exhibit G-1	Form of Opinion of Counsel of Greystone Partners
Exhibit G-2	Form of Opinion of Counsel of Concorde
Exhibit G-3	Form of Opinion of Counsel of Mahalo
Exhibit G-4	Form of Opinion of Counsel of Westport
Exhibit H	Form of Opinion of Buyer’s General Counsel and/or Outside Counsel
Exhibit I	Form of Consulting Services Agreement

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SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT, dated as of May 2, 2005 (this “Agreement”), is entered into by and among SUNRISE SENIOR LIVING, INC., a Delaware corporation (“Buyer”), GREYSTONE PARTNERS, LTD., a Texas limited partnership (“Greystone Partners”), CONCORDE SENIOR LIVING, L.L.C., a Delaware limited liability company (“Concorde”), MAHALO LIMITED, a Texas limited partnership (“Mahalo”), WESTPORT ADVISORS, LTD., a Florida limited partnership (“Westport” and together with Concorde and Mahalo, the “Minority Interest Sellers”), GREYSTONE DEVELOPMENT COMPANY, LLC, a Delaware limited liability company (“GDC LLC”), MICHAEL B. LANAHAN (“Lanahan”), PAUL F. STEINHOFF, JR. (“Steinhoff”), MARK P. ANDREWS (“Andrews”) and JOHN C. SPOONER (“Spooner” and together with Lanahan, Steinhoff and Andrews, the “Greystone Principals”). Greystone Partners and the Minority Interest Sellers may be referred to herein individually as a “Seller”, and collectively as “Sellers”.

W I T N E S S E T H:

     WHEREAS, the Greystone Principals comprise the senior management of the Acquired Companies, control the general partners of Greystone Partners and own eighty-one and one-half percent (81.5%) of the issued and outstanding partnership interests of Greystone Partners;

     WHEREAS, Sellers own all of the issued and outstanding stock of Greystone Communities, Inc., a Texas corporation (“GCI”), as follows: (i) Greystone Partners directly owns 10,822 shares of capital stock of GCI (the “Greystone Partner GCI Shares”), (ii) Concorde directly owns 1,518 shares of capital stock of GCI (the “Concorde GCI Shares”), (iii) Mahalo directly owns 759 shares of capital stock of GCI (the “Mahalo GCI Shares”), and (iv) Westport directly owns 759 shares of capital stock of GCI (the “Westport GCI Shares” and together with the Greystone Partner GCI Shares, the Concorde GCI Shares and the Mahalo GCI Shares, the “GCI Shares”);

     WHEREAS, Sellers own all of the issued and outstanding limited liability company interests of GDC LLC as follows: (i) Greystone Partners owns a 78.0932351% limited liability company interest in GDC LLC (the “Greystone Partner GDC Interest”), (ii) Concorde owns a 10.9533824% limited liability company interest in GDC LLC (the “Concorde GDC Interest”), (iii) Mahalo owns a 5.4766912% limited liability company interest in GDC LLC (the “Mahalo GDC Interest”), and (iv) Westport owns a 5.4766912% limited liability company interest in GDC LLC (the “Westport GDC Interest” and together with the Greystone Partner GDC Interest, the Concorde GDC Interest and the Mahalo GDC Interest, the “GDC LLC Interests”);

     WHEREAS, Sellers own all of the issued and outstanding limited partnership interests of Greystone Development Company II LP, a Delaware limited partnership (“GDC II LP” and together with GCI and GDC LLC, the “Top-Level Greystone Entities”) as follows: (i) Greystone Partners owns a 78.0151419% limited partner interest in GDC II LP (the “Greystone Partner GDC II LP Interest”), (ii) Concorde owns a 10.9424290% limited partner interest in GDC II LP (the “Concorde GDC II LP Interest”), (iii) Mahalo owns a 5.4712145% limited partner interest in GDC II LP (the “Mahalo GDC II LP Interest”), and (iv) Westport owns a 5.4712145% limited partner interest in GDC II LP (the “Westport GDC II LP Interest” and together with the

Greystone Partner GDC II LP Interest, the Concorde GDC II LP Interest and the Mahalo GDC II LP Interest, the “GDC II LP Interests”);

     WHEREAS, Greystone Development GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of GDC LLC owns the remaining 0.1000001% partner interest in GDC II LP and is the sole general partner of GDC II LP;

     WHEREAS, the GCI Shares, the GDC LLC Interests and the GDC II LP Interests are collectively referred to herein as the “Securities”; and

     WHEREAS, each Seller desires to sell, and Buyer desires to purchase, the respective interests in and to the Securities held by each Seller, for the consideration and on the terms and conditions set forth in this Agreement (collectively, the “Sale”).

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

     Capitalized terms used herein without definition have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference is to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein are deemed in each case to be followed by the words “without limitation”. The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.

ARTICLE 2
PURCHASE AND SALE; PURCHASE PRICE;
ADJUSTMENTS

          Section 2.01. Purchase and Sale.

               Subject to the terms and conditions of this Agreement, at Closing, each Seller will sell and transfer to Buyer, and Buyer will purchase from each Seller, the Securities held by such Seller, free and clear of all Liens.

          Section 2.02. Purchase Price.

               Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Securities will be (a) Forty-Five Million Dollars ($45,000,000), minus the amount, if any, determined at and following Closing in accordance with Section 2.06 (as adjusted, the “Initial Purchase Price”), plus (b) the Contingent Purchase Price Payments, if any (collectively, the “Purchase Price”).

          Section 2.03. Payment of the Initial Purchase Price.

               At Closing, Buyer will pay to each Seller, such Seller’s pro rata share as set forth in Section 2.03 of the Disclosure Schedule (“Pro Rata Share”) of the Initial Purchase Price minus such Seller’s Pro Rata Share of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Escrow Amount”). At Closing, Buyer will deposit the Escrow Amount with United Bank (the “Escrow Agent”) to be held and disbursed pursuant to the terms and conditions of an Escrow Agreement to be entered into among the parties at Closing in the form attached hereto as Exhibit A (the “Escrow Agreement”). Such payments to Sellers at Closing will be made by wire transfer of immediately available funds to such accounts designated by Sellers in writing at least two (2) Business Days prior to the Closing Date.

          Section 2.04. Distributable Cash; Accounts Receivable.

               (a) Subject to the provisions of this Section 2.04, Sellers will be entitled to retain Distributable Cash existing as of the Closing Date, and Accounts Receivable existing as of the Closing Date; provided, that the amount of such Distributable Cash and Accounts Receivable entitled to be retained by Sellers will not exceed, together in the aggregate, Ten Million Dollars ($10,000,000).

               (b) At Closing, Sellers will deliver to Buyer (i) a complete and detailed statement of all Distributable Cash existing as of the Closing Date, and (ii) a complete and detailed statement of Accounts Receivable existing as of the Closing Date, including, for each such Account Receivable, the name and address of the account debtor, and the amount and age of such Account Receivable (the “Closing A/R Statement”).

               (c) If the Distributable Cash existing as of the Closing Date is less than Ten Million Dollars ($10,000,000) (such shortfall, if any, the “Retained Shortfall Amount”), then:

                    (i) at Closing, Sellers will cause the Acquired Companies to distribute to each Seller such Seller’s Pro Rata Share of such Distributable Cash; and

                    (ii) during the Collection Period, with respect to the Accounts Receivable reflected on the Closing A/R Statement (the “Closing Accounts Receivable”), (A) Buyer will cause the Acquired Companies to use Commercially Reasonable Efforts, in accordance with the customary business practices of the Acquired Companies, to collect the Closing Accounts Receivable, provided that Buyer will not be obligated to cause the Acquired Companies to use any efforts to collect any of the Closing Accounts Receivable that are more extensive than the efforts that the Acquired Companies use in the Ordinary Course of Business; (B) Sellers will not, without Buyer’s prior written consent which will not be unreasonably withheld, contact any account debtor of the Acquired Companies or otherwise participate in or interfere with the collection of the Closing Accounts Receivable; (C) on or before the tenth Business Day following the end of each calendar month in the Collection Period, Buyer will cause the Acquired Companies to furnish Sellers’ Representative with a list of the amounts collected during such calendar month with respect to the Closing Accounts Receivable; and (D) Buyer will cause the Acquired Companies to remit to Sellers’ Representative, on or before the tenth Business Day after the end of each successive calendar month during the Collection Period, all amounts collected by the Acquired Companies with respect to the Closing Accounts Receivable that have not previously been remitted to Sellers’ Representative until the sum of the amount so remitted equals the lesser of (x) the Retained Shortfall Amount or (y) the aggregate face amount of the Closing Accounts Receivable. If an Acquired Company receives any payment from an account debtor that is liable under both a Closing Account Receivable and any other account receivable of an Acquired Company (an “Other Account Receivable”), Buyer will cause the Acquired Company to credit the payment to a Closing Account Receivable and/or an Other Account Receivable as directed by such account debtor; provided that if such account debtor does not specify the account receivable to which such account debtor’s payment should be applied, Buyer will cause the Acquired Company to credit the payment to the Closing Account Receivable and the Other Account Receivable in such order as the receivable arose chronologically. Following the expiration of the Collection Period, Buyer will have no further obligations under this Section 2.04(c)(ii) and any rights of Sellers to any uncollected Closing Accounts Receivable will automatically terminate without further action by the parties.

               (d) If the Distributable Cash existing as of the Closing Date is equal to or greater than Ten Million Dollars ($10,000,000), at Closing, Sellers will cause the Acquired Companies to distribute to each Seller such Seller’s Pro Rata Share of Ten Million Dollars ($10,000,000) of Distributable Cash. In such case, Sellers will have no right to any Closing Accounts Receivable or the amount of Distributable Cash in excess of Ten Million Dollars ($10,000,000), all of which will be retained by the Acquired Companies.

          Section 2.05. Contingent Purchase Price.

               (a) Within fifteen (15) days after the amount of Pre-Tax Net Income for fiscal year 2006 has been determined conclusively in accordance with Section 2.05(d), if one or both of the following conditions are satisfied, Buyer will pay each Seller, such Seller’s Pro Rata Share of Five Million Dollars ($5,000,000) (the “First Contingent Purchase Price Payment”):

                    (i) the Pre-Tax Net Income of the Acquired Companies for fiscal year 2005 is greater than or equal to Five Million Seven Hundred Thousand Dollars ($5,700,000) and the Pre-Tax Net Income of the Acquired Companies for fiscal year 2006 is greater than or equal to Nine Million Five Hundred Thousand Dollars ($9,500,000); or

                    (ii) the cumulative Pre-Tax Net Income of the Acquired Companies for fiscal years 2005 and 2006 is greater than or equal to Fifteen Million Two Hundred Thousand Dollars ($15,200,000).

                    For the avoidance of doubt, if neither condition set forth in clause (i) or (ii) of this Section 2.05(a) is satisfied after the amount of Pre-Tax Net Income for fiscal year 2006 has been determined conclusively in accordance with Section 2.05(d), then Buyer will have no obligation to make the First Contingent Purchase Price Payment.

               (b) Within fifteen (15) days after the amount of Pre-Tax Net Income for fiscal year 2007 has been determined conclusively in accordance with Section 2.05(d), if one or both of the following conditions are satisfied, Buyer will pay each Seller, such Seller’s Pro Rata Share of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Second Contingent Purchase Price Payment” and together with the First Contingent Purchase Price Payment, the “Contingent Purchase Price Payments”):

                    (i) the Pre-Tax Net Income of the Acquired Companies for fiscal year 2007 is greater than or equal to Eleven Million Three Hundred Thousand Dollars ($11,300,000); or

                    (ii) the cumulative Pre-Tax Net Income of the Acquired Companies for fiscal years 2005, 2006 and 2007 is greater than or equal to Twenty-Six Million Five Hundred Thousand Dollars ($26,500,000).

                    For the avoidance of doubt, if neither condition set forth in clause (i) or (ii) of this Section 2.05(b) is satisfied after the amount of Pre-Tax Net Income for fiscal year 2007 has been determined conclusively in accordance with Section 2.05(d), then Buyer will have no obligation to make the Second Contingent Purchase Price Payment.

               (c) For purposes of this Agreement, “Pre-Tax Net Income” of the Acquired Companies for any fiscal year means the combined net income of the Acquired Companies before Taxes, calculated as if the Acquired Companies were being operated as a single separate and independent corporation. Subject to Section 2.05(d), the Pre-Tax Net Income will be determined by Buyer. Solely for purposes of determining Pre-Tax Net Income under this Agreement:

                    (i) Pre-Tax Net Income for 2005, 2006 and 2007 will be calculated by consistently applying the accounting principles used to calculate 2003 combined net income before Taxes of the Acquired Companies;

                    (ii) Pre-Tax Net Income for 2005 will be measured for the full fiscal year of 2005, regardless of when the Closing occurs;

                    (iii) if net income of the Acquired Companies includes an expense for which the Greystone Principals or Sellers have made an indemnity payment to any Buyer Indemnified Party pursuant to Section 9.01 hereof, the amount of such indemnity payment will not be deducted for purposes of calculating Pre-Tax Net Income;

                    (iv) Pre-Tax Net Income will be computed without regard to “extraordinary items” of gain or loss as that term is defined in GAAP;

                    (v) Pre-Tax Net Income will not include any gains, losses or profits realized from the sale of any assets other than in the Ordinary Course of Business;

                    (vi) Pre-Tax Net Income will not include a deduction for any corporate overhead or costs allocated by Buyer to the Acquired Companies, unless such corporate overhead or costs (i) relates to services, operations or functions provided by Buyer after Closing in lieu of services, operations or functions maintained by the Acquired Companies as of the Closing Date, and the amount of such overhead or costs so allocated does not exceed the costs that would have been incurred by the Acquired Companies to perform such services, operations or functions (based on the costs incurred historically by the Acquired Companies to perform such services, operations or functions), or (ii) such corporate overhead or costs are incurred for the benefit of the Acquired Companies, and the amount of such overhead or costs so allocated does not exceed the additional and incremental revenues realized by the Acquired Companies, during the period to which the allocation relates, as a result of the incurrence of such overhead or costs for the benefit of the Acquired Companies;

                    (vii) Pre-Tax Net Income will not include return on “seed capital” investments earned by the Acquired Companies in connection with any “seed capital” or other funding provided by or on behalf of Buyer or its Affiliates for an Acquired Company project; and

                    (viii) Pre-Tax Net Income will include development fees and management fees earned by the Acquired Companies on their projects, including any such fees earned with respect to projects described in Section 2.05(c)(vii).

               (d) Promptly following the completion of each of the audits of Buyer’s consolidated financial statements for fiscal years 2006 and 2007, but in no event later than April 15 of the year following such fiscal year, Buyer will prepare and submit to the Sellers’ Representative a statement (a “Pre-Tax Net Income Statement”) setting forth in reasonable detail Buyer’s calculation of the Pre-Tax Net Income of the Acquired Companies for the applicable fiscal year in accordance with Section 2.05(c). If the Sellers’ Representative disputes the correctness of a Pre-Tax Net Income Statement, the Sellers’ Representative will notify Buyer in writing of its objections within thirty (30) days after receipt of the Pre-Tax Net Income Statement and will set forth, in writing and in reasonable detail, the reasons for the Sellers’ Representative’s objections. If the Sellers’ Representative fails to deliver its notice of objections within thirty (30) days after receipt of a Pre-Tax Net Income Statement, Sellers will be deemed to have accepted Buyer’s calculation as set forth in the Pre-Tax Net Income Statement. If the Sellers’ Representative delivers a notice of objections within such thirty (30) day period, the Sellers’ Representative and Buyer will endeavor in good faith to resolve any disputed matters within fifteen (15) days after receipt of the Sellers’ Representative’s notice of objections. If the Sellers’ Representative and Buyer are unable to resolve the disputed matters, the Sellers’ Representative and Buyer will appoint PricewaterhouseCoopers, or if such firm is unable to serve in such capacity, another nationally recognized accounting firm mutually acceptable to the Sellers’ Representative and Buyer (the “Independent Accountants”) to resolve the matters in dispute in a manner consistent with this Section 2.05(d), and the determination of such firm in respect of the correctness of each matter remaining in dispute will be final, binding and conclusive on Sellers and Buyer. The determination of the Independent Accountants will be based solely on presentations by Sellers and Buyer and will not be by independent review. The fees and expenses of the Independent Accountants will be paid one-half by Sellers and one-half by Buyer. Any amounts payable pursuant to this Section 2.05 will be paid by wire transfer of immediately available funds to an account designated in advance in writing by the Seller entitled to receive the payment. In no event will the fees and expenses of any Independent Accountant be included in calculating Pre-Tax Net Income for any fiscal year or years.

               (e) Each Seller acknowledges and agrees that while Buyer currently expects to continue to operate the Acquired Companies after Closing as a stand alone business under the “Greystone” name and in a manner consistent with the operating memorandum attached hereto as Exhibit B, (i) from and after Closing, Buyer has the right to operate the Acquired Companies and Buyer’s other businesses in any way that Buyer deems appropriate in Buyer’s sole discretion, (ii) Buyer has no obligation to operate the Acquired Companies in order to achieve any Pre-Tax Net Income level or to maximize the amount of Pre-Tax Net Income, (iii) Buyer is under no obligation to continue to offer the Acquired Companies’ product(s) or service line(s) as of the date of this Agreement, except to the extent required by Law for transition of such existing product(s) or service(s) to other operations, (iv) the Contingent Purchase Price Payments are speculative and are subject to numerous factors outside the control of Buyer, (v) there is no assurance that Sellers will receive any Contingent Purchase Price Payments and Buyer has not promised nor projected any Contingent Purchase Price Payments, (vi) Buyer owes no fiduciary duty or express or implied duty to Sellers, including an implied duty of good faith and fair dealing, and (vii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship. Each Seller hereby waives any fiduciary duty or express or implied duty of Buyer to each Seller, including an implied duty of good faith and fair dealing.

               (f) For purposes of example only, a calculation of Pre-Tax Net Income for the 2004 fiscal year is set forth in Section 2.05(f) of the Disclosure Schedule.

          Section 2.06. Adjustment for Negative Working Capital.

               (a) At Closing, the Initial Purchase Price will be reduced as provided herein by the amount, if any, that the Estimated Working Capital is less than zero.

               (b) Not less than three (3) Business Days prior to the Closing Date, Sellers will deliver to Buyer a good faith written estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”) setting forth in reasonable detail Sellers’ calculation of Estimated Working Capital and any supporting documentation relevant to such calculation. If the Estimated Working Capital is less than zero, the Initial Purchase Price payable at the Closing will be decreased dollar-for-dollar by the amount that Estimated Working Capital is less than zero. If the Estimated Working Capital is equal to or greater than zero, there will be no positive adjustment to the Purchase Price.

               (c) Promptly following the Closing Date, but in no event later than sixty (60) days after the Closing Date, Buyer will prepare and submit to the Sellers’ Representative a statement (the “Closing Date Statement”) setting forth in reasonable detail, Buyer’s calculation of the Working Capital as of the Closing Date (the “Proposed Final Working Capital”). If the Sellers’ Representative disputes the correctness of the Proposed Final Working Capital, the Sellers’ Representative will notify Buyer in writing of its objections within fifteen (15) days after receipt of the Closing Date Statement and will set forth, in writing and in reasonable detail, the reasons for the Sellers’ Representative’s objections. If the Sellers’ Representative fails to deliver its notice of objections within fifteen (15) days after receipt of the Closing Date Statement, Sellers will be deemed to have accepted Buyer’s calculation. If the Sellers’ Representative delivers a notice of objections within such fifteen (15) day period, the Sellers’ Representative and Buyer will endeavor in good faith to resolve any disputed matters within fifteen (15) days after receipt of the Sellers’ Representative’s notice of objections. If the Sellers’ Representative and Buyer are unable to resolve the disputed matters, the Sellers’ Representative and Buyer will appoint the Independent Accountants to resolve the matters in dispute in a manner consistent with this Section 2.06(c), and the determination of such firm in respect of the correctness of each matter remaining in dispute will be final, binding and conclusive on Sellers and Buyer. The determination of the Independent Accountants will be based solely on presentations by Sellers and Buyer and will not be by independent review. The fees and expenses of the Independent Accountants will be paid one-half by Sellers and one-half by Buyer. The Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.06(c) (whether by failure of the Sellers’ Representative to deliver notice of objection, by agreement of the Sellers’ Representative and Buyer or by determination of the Independent Accountants), is referred to herein as the “Final Working Capital”.

               (d) If the Final Working Capital is less (i.e., more negative) than the Estimated Working Capital, Sellers will pay to Buyer the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. If the Final Working Capital is greater (i.e., less negative) than the Estimated Working Capital, Buyer will pay to Sellers the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate; provided, that the amount, if any, payable by Buyer to Sellers pursuant to this Section 2.06(d) will not exceed the amount deducted from the Initial Purchase Price in accordance with Section 2.06(a). Any amounts payable pursuant to this Section 2.06(d) will be made not later than five (5) Business Days after the determination of the Final Working Capital by wire transfer of immediately available funds to an account designated in advance in writing by the party entitled to receive the payment.

               (e) After Closing, Sellers will, and will cause their respective employees and agents to, provide Buyer, its accountants and the Independent Accountants access at all reasonable times to the personnel, properties, Books and Records of Sellers and their Affiliates for the purpose of preparing the Closing Date Statement or in connection with any dispute under this Section 2.06. After Closing, Buyer will, and will cause the employees and agents of Buyer and the Acquired Companies to, provide the Seller Representative, its accountants and the Independent Accountants access at all reasonable times to the personnel, properties, Books and Records of the Acquired Companies for the purpose of verifying the accuracy of the Closing Date Statement or in connection with any dispute under this Section 2.06.

          Section 2.07. Allocation of Purchase Price for Tax Purposes.

               The parties agree that for Tax purposes the Purchase Price will be allocated among the Securities and among the assets of GDC LLC and GDC II LP in accordance with the fair market value of the Securities and assets of GDC LLC and GDC II LP, all as set forth in Section 2.07 of the Disclosure Schedule.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each of the Greystone Principals, Greystone Partners and GDC LLC, jointly and severally, hereby make the representations and warranties in Sections 3.01(a), 3.02(a), 3.03(a), 3.04(a), 3.05 through 3.18, 3.19(a), 3.20 through 3.28, 3.29(a), 3.30, 3.31(a), 3.32 and 3.33 to Buyer.

     The Minority Interest Sellers severally make the representations and warranties in Sections 3.01(b), 3.02(b), 3.03(b), 3.04(b), 3.19(b), 3.29(b) and 3.31(b) to Buyer. The Minority Interest Sellers also, jointly and severally with the Greystone Principals, Greystone Partners and GDC LLC, make the representations and warranties in this Article 3 (other than the representations and warranties in Sections 3.01(a), 3.02(a), 3.03(a), 3.04(a), 3.19(a), 3.29(a) and 3.31(a)) to Buyer; provided, that such representations and warranties made by the Minority Interest Sellers are made to the actual knowledge of the Minority Interest Sellers.

          Section 3.01. Existence and Power.

               (a) Greystone Partners is duly organized, validly existing and in good standing (or equivalent status) under the Laws of the state of its organization, and has all power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Greystone Partners is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Affect. Greystone Partners has heretofore delivered to Buyer true and complete copies of its certificate of limited partnership and partnership agreement. Such certificate of limited partnership and partnership agreement are in full force and effect and no other organizational documents are applicable to or binding upon Greystone Partners.

               (b) Each Minority Interest Seller is duly organized, validly existing and in good standing (or equivalent status) under the Laws of the state of its organization, and has all power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each Minority Interest Seller is duly qualified to do business as a foreign limited partnership or limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Affect. Each Minority Interest Seller has heretofore delivered to Buyer true and complete copies of such Minority Interest Seller’s certificate of limited partnership and partnership agreement or certificate of formation and limited liability company agreement as currently in effect. Such certificate of limited partnership and partnership agreement or certificate of formation and limited liability company agreement are in full force and effect and no other organizational documents are applicable to or binding upon such Minority Interest Seller.

          Section 3.02. Authorization.

               (a) Each of the Greystone Principals, Greystone Partners and GDC LLC has all power and authority to execute, deliver and perform such Person’s obligations under this Agreement and the other Transaction Documents and to consummate all of the Contemplated Transactions. The execution, delivery and performance by each of the Greystone Principals, Greystone Partners and GDC LLC of this Agreement and the other Transaction Documents, and the consummation by each of the Greystone Principals, Greystone Partners and GDC LLC of the Contemplated Transactions are within such Person’s powers and, if applicable, have been duly and validly authorized by all necessary action under such Person’s constituent documents and applicable provisions of the Laws of the jurisdiction of its organization. This Agreement has been, and each other Transaction Document will be, duly and validly executed and delivered by each of the Greystone Principals, Greystone Partners and GDC LLC. This Agreement constitutes, and each other Transaction Document, when executed and delivered by the parties thereto, will constitute, a legal, valid and binding agreement of each of the Greystone Principals, Greystone Partners and GDC LLC enforceable against each of them in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

               (b) Each of the Minority Interest Sellers has all power and authority to execute, deliver and perform such Person’s obligations under this Agreement and the other Transaction Documents and to consummate all of the Contemplated Transactions. The execution, delivery and performance by each of the Minority Interest Sellers of this Agreement and the other Transaction Documents, and the consummation by each of the Minority Interest Sellers of the Contemplated Transactions are within such Person’s powers and, if applicable, have been duly and validly authorized by all necessary action under such Person’s constituent documents and applicable provisions of the Laws of the jurisdiction of its organization. This Agreement has been, and each other Transaction Document will be, duly and validly executed and delivered by each of the Minority Interest Sellers. This Agreement constitutes, and each other Transaction Document, when executed and delivered by the parties thereto, will constitute, a legal, valid and binding agreement of each of the Minority Interest Sellers enforceable against each of them in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

          Section 3.03. Governmental Authorization.

               (a) Except as set forth in Section 3.03(a) of the Disclosure Schedule, the execution, delivery and performance by each of the Greystone Principals, Greystone Partners and GDC LLC of this Agreement and each other Transaction Document, and the consummation by each of the Greystone Principals, Greystone Partners and GDC LLC of the Contemplated Transactions do not and will not require any action by or in respect of, consent or approval of, or filing with, any Governmental Entity by or on behalf of any Greystone Principal, Greystone Partners or any Acquired Company.

               (b) Except as set forth in Section 3.03(b) of the Disclosure Schedule, the execution, delivery and performance by each of the Minority Interest Sellers of this Agreement and each other Transaction Document, and the consummation by each of the Minority Interest Sellers of the Contemplated Transactions do not and will not require any action by or in respect of, consent or approval of, or filing with, any Governmental Entity by or on behalf of any Minority Interest Seller or, to the actual knowledge of the Minority Interest Sellers, any Acquired Company.

          Section 3.04. Non-contravention.

               (a) Except as set forth in Section 3.04(a) of the Disclosure Schedule, the execution, delivery and performance by each of the Greystone Principals, Greystone Partners and GDC LLC of this Agreement and each other Transaction Document, and the consummation by each of the Greystone Principals, Greystone Partners and GDC LLC of the Contemplated Transactions do not and will not (i) contravene or conflict with the constituent documents of any Greystone Partners or any Acquired Company, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any Greystone Principal, Greystone Partner or any Acquired Company or any of their respective properties or assets, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of any Greystone Principal, Greystone Partners or any Acquired Company or to a loss of any benefit to which any Greystone Principal, Greystone Partner or any Acquired Company is entitled under any provision of any Contract or other instrument binding upon any Greystone Principal, Greystone Partners or any Acquired Company or any of their respective properties or assets or any license, franchise, Permit or other similar authorization held by any Greystone Principal, Greystone Partners or any Acquired Company, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property or asset of any Greystone Principal, Greystone Partners or any Acquired Company.

               (b) Except as set forth in Section 3.04(b) of the Disclosure Schedule, the execution, delivery and performance by each of the Minority Interest Sellers of this Agreement and each other Transaction Document, and the consummation by each of the Minority Interest Sellers of the Contemplated Transactions do not and will not (i) contravene or conflict with the constituent documents of any Minority Interest Seller or, to the actual knowledge of the Minority Interest Sellers, any Acquired Company, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any

Minority Interest Seller or, to the actual knowledge of the Minority Interest Sellers, any Acquired Company or any of their respective properties or assets, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of any Minority Interest Seller or, to the actual knowledge of the Minority Interest Sellers, any Acquired Company or to a loss of any benefit to which any Minority Interest Seller or, to the actual knowledge of the Minority Interest Sellers, any Acquired Company is entitled under any provision of any Contract or other instrument binding upon any Minority Interest Sellers or, to the actual knowledge of the Minority Interest Sellers, any Acquired Company or any of their respective properties or assets or any license, franchise, Permit or other similar authorization held by any Minority Interest Seller or, to the actual knowledge of the Minority Interest Sellers, any Acquired Company, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property or asset of any Minority Interest Seller or, to the actual knowledge of the Minority Interest Sellers, any Acquired Company.

          Section 3.05. Acquired Companies.

               Each Acquired Company is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing (or equivalent status) under the Laws of its jurisdiction of organization, has all corporate, limited partnership or limited liability company power, as the case may be, and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation, limited partnership or limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Section 3.05 of the Disclosure Schedule identifies each Acquired Company, its respective jurisdiction of incorporation and each jurisdiction in which such Acquired Company is qualified to do business as a foreign corporation, limited partnership or limited liability company.

          Section 3.06. Equity Interests.

               (a) Sellers own all of the Equity Interests in each of the Top-Level Greystone Entities, beneficially and of record, free and clear of all Liens. Section 3.06(a) of the Disclosure Schedule sets forth (i) the authorized capital stock and other Equity Interests of each Top-Level Greystone Entity that is a corporation and the number of issued and outstanding shares and the beneficial and of record owners thereof and (ii) the nature and amount of the Equity Interests in any Top-Level Greystone Entity that is a limited liability company or limited partnership and the Persons who own or hold such Equity Interests. Other than as set forth in Section 3.06(a) of the Disclosure Schedule, there are no outstanding Equity Interests in any Top-Level Greystone Entity. Sellers have, and will have at Closing, good, valid and marketable title, free and clear of all Liens, to the Securities, with full right and lawful authority to sell and transfer such Securities to Buyer pursuant to this Agreement.

               (b) Except as set forth in Section 3.06(b) of the Disclosure Schedule, the Top-Level Greystone Entities directly or indirectly own all of the Equity Interests of the Greystone Subsidiaries, free and clear of all Liens. Section 3.06(b) of the Disclosure Schedule

sets forth (i) the authorized capital stock and other Equity Interests of each Greystone Subsidiary that is a corporation and the number of issued and outstanding shares and the beneficial and of record owners thereof, and (ii) the nature and amount of the Equity Interests in any Greystone Subsidiary that is a limited liability company, limited partnership, general partnership, joint venture or other entity and the Persons who own or hold such Equity Interests.

               (c) Except as set forth in Section 3.06(c) of the Disclosure Schedule, the Acquired Companies do not own, directly or indirectly, any Equity Interest in any Person, and no Acquired Company is obligated to purchase any Equity Interest, or make any investment (in the form of a loan, capital contribution or otherwise), in any Person. Except for this Agreement, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue, sell or grant any rights to acquire, any Equity Interests in any Acquired Company. Except for this Agreement, there are no outstanding Contracts of any Greystone Principal, any Seller or any Acquired Company to repurchase, redeem or otherwise acquire, or affecting the voting rights of (including voting agreements, voting trusts and shareholder agreements), or requiring the registration for sale of, any Equity Interests of any Acquired Company. There are no issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders, partners, members or owners of the any Acquired Company (as the case may be) may vote.

               (d) All outstanding Equity Interests of the Acquired Companies are duly authorized, validly issued and outstanding and are fully paid and nonassessable. There are no preemptive or similar rights (under Contract or otherwise) in respect of any Equity Interests of any of the Acquired Companies. The offer, sale and issuance of the outstanding Equity Interests of the Acquired Companies have been made in compliance with all applicable federal securities laws and state securities or “blue sky” laws. None of the Equity Interests are required to be registered under the Securities Act.

               (e) Except as set forth in Section 3.06(e) of the Disclosure Schedule, no Acquired Company, nor any other agent or representative acting on behalf of any Acquired Company has, directly or indirectly, offered any Equity Interest of an Acquired Company or any other security for sale to, or solicited any offers to buy any Equity Interest of an Acquired Company or any other security from, or otherwise approached or negotiated with respect thereto, any investors other than investors who (i) are “accredited investors” under Rule 501 of Regulation D under the Securities Act, (ii) meet all requirements of all applicable state securities or “blue sky” laws and (iii) will not require any Acquired Company to register with the Securities and Exchange Commission as an “investment company” under the Investment Company Act due to the ownership of Equity Interests or other securities of the Acquired Companies by such investors.

               (f) No Acquired Company has received and will not receive any funds for investment purposes from any investor that is, or acts on behalf of, (i) an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plan is subject to ERISA, (ii) a plan described in Section 4975(e)(1) of the Code, or (iii) an entity whose underlying assets include employee benefit plan assets by reason of an employee benefit plan’s investment in the entity.

               (g) Upon completion of the transactions described in Section 6.15(a) and at Closing, no Acquired Company will own, directly or indirectly, any Equity Interest in any of the Excluded Entities.

               (h) On March 15, 2005, GDC LLC effected the GCI Share Distribution in compliance with the limited liability company agreement of GDC LLC and all applicable Laws. There are no outstanding Liabilities (including Tax Liabilities) of any Acquired Company resulting from, arising out of or attributable to the GCI Share Distribution.

          Section 3.07. Financial Statements.

               (a) The audited combined financial statements of the Acquired Companies for the fiscal year ended December 31, 2003, and the unaudited combined financial statements of the Acquired Companies for the fiscal year ended December 31, 2004, each as set forth in Section 3.07(a) of the Disclosure Schedule (the “Financial Statements”) fairly present, in conformity with GAAP (except as may be indicated in the notes thereto, or in the case of such unaudited combined statements which do not contain footnotes, subject to normal year-end adjustments), the combined financial position of the Acquired Companies as of the dates thereof and their combined results of operations and cash flows and changes in financial position for the periods then ended. The Financial Statements are consistent with the Books and Records of the Acquired Companies. For purposes of this Agreement, the “Greystone Balance Sheet” means the unaudited combined balance sheet of the Acquired Companies as of December 31, 2004, and the “Greystone Balance Sheet Date” means December 31, 2004.

               (b) Except as set forth in Section 3.07(b) of the Disclosure Schedule or in the Financial Statements, no Acquired Company has any Debt.

          Section 3.08. Absence of Certain Changes.

               Except as set forth in Section 3.08 of the Disclosure Schedule, since the Greystone Balance Sheet Date, the Acquired Companies have conducted their business in the Ordinary Course of Business and there has not been:

               (a) any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Interest of any Acquired Company (whether in cash, stock or property), any split, combination or reclassification of any Equity Interest of any Acquired Company, or any repurchase, redemption or other acquisition by any Acquired Company of any outstanding Equity Interests of such Acquired Company, except for the Closing Distribution, the Stub Period Tax Distribution and the GCI Share Distribution;

               (c) any amendment of any term of any outstanding Equity Interest of any Acquired Company;

               (d) any incurrence, assumption or guarantee by any Acquired Company of any Debt;

               (e) any creation or assumption by any Acquired Company of any Lien on any asset, except for Permitted Liens;

               (f) any making of any loan, advance or capital contributions to or investment (other than investments in cash or cash equivalents in the Ordinary Course of Business) in any Person other than (i) loans, advances or capital contributions to or investments in other wholly-owned Acquired Companies made in the Ordinary Course of Business and (ii) routine salary, travel and expense advances to Greystone Employees in the Ordinary Course of Business;

               (g) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Acquired Company;

               (h) any (i) transaction or commitment made, or any Contract entered into, by any Acquired Company relating to its assets or business (including the acquisition or disposition of any assets) that involved the acquisition or disposition of assets other than for fair value or that involved an amount in excess of Twenty-Five Thousand Dollars ($25,000), or (ii) relinquishment by any Acquired Company of any material Contract or other right;

               (i) any change in any method of accounting or accounting practice not required by GAAP by any Acquired Company or any Tax election;

               (j) any (i) increase in, acceleration of or provision for compensation, benefits (fringe or otherwise) or other rights to any Greystone Employee (other than the Greystone Principals) except in the Ordinary Course of Business, (ii) increase in, acceleration of or provision for compensation, benefits (fringe or otherwise) or other rights to any Greystone Principal, (iii) grant, agreement to grant, or amendment or modification of any grant or agreement to grant, any severance, termination, retention or similar payment to any Greystone Principal or any Greystone Employee, (iv) loan or advance of money or other property by any Acquired Company to any Greystone Principal or any Greystone Employee, (v) establishment, adoption, entrance into, amendment or termination of any Greystone Plan, collective bargaining agreement or other labor agreement or (vi) grants of any equity or equity-based awards;

               (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Acquired Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

               (l) any cancellation of any Operating Licenses, Permits or similar agreements to which any Acquired Company or Third Party Owner is a party, or any written notification to any Acquired Company or Third Party Owner that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date.

          Section 3.09. No Undisclosed Liabilities.

               Except as set forth in Section 3.09 of the Disclosure Schedule, there are no material Liabilities of any Acquired Company of any kind whatsoever, and to the Knowledge of Sellers, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a Liability, other than:

               (a) Liabilities disclosed or provided for in the Financial Statements; or

               (b) Liabilities incurred since the Greystone Balance Sheet Date in the Ordinary Course of Business.

          Section 3.10. Litigation.

               Except as set forth in Section 3.10 of the Disclosure Schedule, (a) there is no action, suit, hearing, arbitration, proceeding, audit or investigation pending against, or, to the Knowledge of Sellers, threatened against any Acquired Company, its Business, or any of their respective properties or assets before any Governmental Entity nor, to the Knowledge of Sellers, pending against or threatened against any Third Party Owner before any Governmental Entity, (b) no Acquired Company nor any of their respective properties or assets is or are subject to any Order or settlement agreement, and (c) to the Knowledge of Sellers, no Third Party Owner nor any of their respective properties or assets is or are subject to any Order or settlement agreement in connection with services, including development, management or consulting services, provided by any Acquired Company or any Affiliate of any Acquired Company. Other than as set forth in Section 3.10 of the Disclosure Schedule, no Governmental Entity, nor to the Knowledge of Sellers, any other Person, has at any time challenged, questioned, commenced or given notice of intention to commence any investigation relating to the legal right of Sellers or any Acquired Company to conduct the Business as now or heretofore conducted by Sellers and/or any Acquired Company or any of the Contemplated Transactions.

          Section 3.11. Taxes.

               Except as set forth in the Greystone Balance Sheet:

               (a) All Taxes owed by the Acquired Companies (whether or not shown on any Tax Return) have been paid and will be paid for all periods ending on or prior to the Closing Date. Each of the Acquired Companies has properly and timely filed and will, prior to the Closing, properly and timely file all Tax Returns they were required to file. None of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

               (b) Each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, creditor, stockholder, or other third Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

               (c) No Seller, Acquired Company nor any officer or director (or employee responsible for Tax matters) of the Acquired Companies expects any Governmental Entity to assess additional Taxes against an Acquired Company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Acquired Companies either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which Sellers or the directors and officers (and employees responsible for Tax matters) of the Acquired Companies has Knowledge based upon personal contact with any agent of such Governmental Entity.

               (d) None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (e) The unpaid Taxes of the Acquired Companies (i) did not, as of the Greystone Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Greystone Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.

               (f) None of the Acquired Companies are a party to any Tax allocation or sharing agreement and no Acquired Company (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign Law) filing a consolidated federal income Tax Return or (ii) has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

               (g) No Acquired Company has filed a consent under former Section 341(f) of the Code concerning collapsible corporations. No Acquired Company is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

               (h) Each of the Acquired Companies set forth in Section 3.11(h) of the Disclosure Schedule has, since its formation, been treated as disregarded for U.S. federal income tax purposes.

               (i) On December 29, 2004, the Acquired Companies distributed $2,000,000 to Sellers to cover federal income Tax liabilities of Sellers related to the taxable income of the Acquired Companies for taxable year ended December 31, 2004 (the “Tax Distribution”).

          Section 3.12. ERISA.

               (a) Section 3.12 of the Disclosure Schedule contains a true and complete list of each Greystone Plan. “Greystone Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, retention, termination, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, and each amendment thereto, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal, oral or written, under which (i) any current or former director, officer, manager, employee, agent, partner or consultant of any Acquired Company (collectively, the “Greystone Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by Greystone Partners or any Acquired Company or (ii) Greystone Partners or any Acquired Company has had or has any present or future Liability.

               (b) With respect to each Greystone Plan, Sellers have provided to Buyer a current, accurate and complete copy or, with respect to unwritten Greystone Plans, description thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other material written communications by Greystone Partners or any Acquired Company to the Greystone Employees concerning the extent of the benefits provided under a Greystone Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Greystone Plans at any time within the twelve months immediately following the date hereof; (v) for the fiscal years ended December 31, 2003, 2002 and 2001 (A) the Form 5500 and attached schedules, (B) unaudited financial statements and (C) actuarial valuation reports, if any, and (vi) all correspondence, rulings, or opinions issued by the U. S. Department of Labor or the Internal Revenue Service. Each of the Greystone Plans can be amended, modified or terminated within a period of thirty (30) days without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Greystone Plan intended to be qualified within the meaning of Code Section 401(a).

               (c) No Greystone Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in ERISA Section 3(35) and neither Greystone Partners, any Acquired Company, nor any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred any Liability pursuant to Title IV of ERISA that remains unsatisfied.

               (d) (i) Each Greystone Plan has been established and administered substantially in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Greystone Plan which is intended to be “qualified” within the meaning of Code Section 401(a) has been determined by the Internal Revenue Service to be so qualified and, to the Knowledge of Sellers, nothing has occurred which reasonably could be expected to adversely affect such qualified status, (iii) no event has occurred and no condition exists with respect to any Greystone Plan subject to the requirements of Code Section 401(a) that would subject Acquired Company, either directly or by reason of their affiliation with any member of their Controlled Group, to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws; and (iv) for each Greystone Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

               (e) No Greystone Plan is or has been a multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). Neither Greystone Partners, any Acquired Company nor any member of their Controlled Group has completely or partially withdrawn from any Multiemployer Plan. No termination Liability to the Pension Benefit Guaranty Corporation or withdrawal Liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by Greystone Partners, any Acquired Company nor any member of their Controlled Group.

               (f) Except as set forth in Section 3.12(f) of the Disclosure Schedule, no Greystone Plan is an ESOP (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in employer securities (as such term is defined in Section 409(l) of the Code) or is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

               (g) Neither Greystone Partners, any Acquired Company, nor, to the Knowledge of Sellers, any other “disqualified person” or “party in interest”, as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any “prohibited transaction”, as defined in Code Section 4975 or ERISA Section 406, with respect to any Greystone Plan, nor, to the Knowledge of Sellers, have there been any fiduciary violations under ERISA which could subject Greystone Partners or any Acquired Company (or any officer, director or employee thereof) to any material penalty or tax under ERISA Section 502(i) or Code Sections 4971 and 4975.

               (h) With respect to any Greystone Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Sellers, threatened, (ii) to the Knowledge of Sellers, no facts or circumstances exist that would be reasonably likely to give rise to any such actions, suits or claims, in either case where such actions, suits or claims would reasonably be expected to result in an unfunded Liability to any Acquired Company and (iii) no filing, application or other matter is pending with the Internal Revenue Service, the United States Department of Labor or any other Governmental Entity.

               (i) Except as set forth in Section 3.12(i) of the Disclosure Schedule, no Greystone Plan exists that, as a result of the execution of this Agreement (whether alone or in connection with any subsequent event(s)), would be reasonably likely to result in (i) the payment to any Greystone Employee of any money or other property, (ii) the provision of any benefits or other rights to any Greystone Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Greystone Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code. No amount so disclosed is an “excess parachute payment” within the meaning of Code Section 280G.

               (j) Neither Greystone Partners nor any Acquired Company has any Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Greystone Partners or any Acquired Company, except for coverage required under Section 4980B of the Code.

               (k) There has been no amendment to, written interpretation or announcement (whether or not written) by Greystone Partners, any Acquired Company or any of their respective Affiliates relating to, or change in employee participation or coverage under, a Greystone Plan which would increase the expense of maintaining such Greystone Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004.

          Section 3.13. Labor Matters.

               (a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns, work stoppages or other concerted activities with respect to employees of any Acquired Company pending or, to the Knowledge of Sellers, threatened against or affecting any Acquired Company or any Third Party Owner, any of which could materially adversely affect the operations of a Greystone Senior Living Community, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements, or (iii) activities or proceedings of any labor union or employee association to organize any such employees.

               (b) Except to the extent set forth in Section 3.13(b) of the Disclosure Schedule, there are no pending administrative matters with any Governmental Entity regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour Law or any federal, provincial, state or local Law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local Law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors or (iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable Laws with respect to wages, hours, employment practices and terms and conditions of employment, any of which could materially adversely affect the operations of a Greystone Senior Living Community.

               (c) No Acquired Company nor, to the Knowledge of Sellers, any Third Party Owner is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

          Section 3.14. Compliance with Laws.

               The operation of the Business has been and continues to be in compliance in all material respects with all Laws applicable to such operations. Except to the extent set forth in Section 3.14 of the Disclosure Schedule, each Seller, each Acquired Company, and to the Knowledge of Sellers, each Third Party Owner has complied in all material respects with all Laws affecting the conduct of the Business or any Greystone Senior Living Community. Except to the extent set forth in Section 3.14 of the Disclosure Schedule, to the Knowledge of Sellers, (a) no Acquired Company is under investigation with respect to any violation of any Laws applicable to the Acquired Companies or to the Third Party Owners, and (b) no Acquired Company or any Third Party Owner has been threatened to be charged with or given notice of any violation of any Laws applicable to any Acquired Company or Third Party Owner. It is the intent of the parties that this representation and warranty will not apply to matters related to Taxes, employee benefit matters and environmental matters which are the subjects of Sections 3.11, 3.12 and 3.18, respectively.

          Section 3.15. Licenses and Permits.

               Section 3.15 of the Disclosure Schedule contains a true and complete list of all Operating Licenses and all other Permits held by (a) the Acquired Companies, (b) any Third Party Owners with respect to any Current Greystone Senior Living Community, or (c) any other Persons providing services on behalf of the Acquired Companies, such Third Party Owners or any Current Greystone Senior Living Community in connection with the Business (collectively, “Other Service Providers”). Sellers have provided to Buyer true and complete copies of each of the Operating Licenses and Permits listed on Section 3.15 of the Disclosure Schedule. Each Acquired Company, and to the Knowledge of Sellers, each Third Party Owner and Other Service Provider owns, holds or possesses all Operating Licenses and other Permits (and have held at all relevant times all Operating Licenses and other material Permits) that are required by any Governmental Entity or Law to permit it to conduct the Business of such Acquired Company and to develop, operate and manage the Current Greystone Senior Living Communities. The Acquired Companies, the Third Party Owners and the Other Service Providers holding Operating Licenses or Permits to conduct Business at the Current Greystone Senior Living Communities, are in compliance with all such Operating Licenses and other Permits, except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect. All such Operating Licenses and other Permits are valid and in full force and effect. No Acquired Company or, to the Knowledge of Sellers, any Third Party Owner or Other Service Provider is in default or violation of any Operating License or other Permit. No condition exists that with notice or lapse of time or both would constitute a default or violation under, any Operating License or other Permit held by the Acquired Companies; and to the Knowledge of Sellers, no condition exists that with notice or lapse of time or both would constitute a default or violation under any Operating License or other Permit held by any Third Party Owner or Other Service Provider. There is no pending or, to the Knowledge of Sellers, threatened action, investigation or proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such Operating License or other Permit of any Acquired Company or, to the Knowledge of Sellers, any Third Party Owner or Other Service Provider. None of Sellers, the Acquired Companies or, to the Knowledge of Sellers, any Third Party

Owner or Other Service Provider, has received notice from any Governmental Entity (a) asserting the violation of the terms of any such Operating License or other Permit, (b) threatening to revoke, cancel, suspend or not renew the terms of any such Operating License or other Permit or (c) seeking to impose fines, penalties or other sanctions for violation of the terms of any such Operating License or other Permit.

          Section 3.16. Contracts.

               (a) Section 3.16(a) of the Disclosure Schedule lists the following Contracts to which any Acquired Company is a party:

                    (i) Contracts that (A) involved aggregate expenditures or receipts in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate in fiscal year 2004 or (B) are expected to involve aggregate expenditures or receipts in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate in fiscal year 2005;

                    (ii) joint venture, partnership and like Contracts or other Contracts involving the sharing of profits or losses;

                    (iii) Contracts containing covenants purporting to limit (or that would limit after the Closing Date) the freedom of any Acquired Company or any Affiliate of any Acquired Company to compete in any line of business or with any Person in any geographic area;

                    (iv) Contracts which contain minimum purchase commitment of greater than Twenty-Five Thousand Dollars ($25,000) in the aggregate in any twelve (12) month period;

                    (v) Contracts relating to any outstanding non-cancelable commitment for capital expenditures of any Acquired Company in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate in any twelve (12) month period;

                    (vi) indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of any Acquired Company with commitments for the borrowing or the lending of amounts, by any Acquired Company;

                    (vii) any Contract, note or bond under which any Acquired Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

                    (viii) any Contract creating or granting any Lien upon any of the properties or assets of any Acquired Company;

                    (ix) any currently effective Contract, or any Contract that has expired or been terminated in the last four (4) years which has surviving provisions, providing for indemnification of any Person with respect to Liabilities relating to any current or former business of any Acquired Company or any predecessor Person;

                    (x) any lease, sublease or similar Contract with any Person under which any Acquired Company is a lessor or sublessor of, or makes available for use to any person, (A) any Leased Real Property or (B) any portion of any premises otherwise occupied by any Acquired Company;

                    (xi) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                    (xii) any Contract (other than any Permit) with any Governmental Entity or with any labor union;

                    (xiii) any Contract containing a most favored customer clause or similar provision;

                    (xiv) all outstanding powers of attorney empowering any Person to act on behalf of any Acquired Company;

                    (xv) each health insurance benefit agreement with the United States Department of Health and Human Services;

                    (xvi) each Medicare or Medicaid provider agreement;

                    (xvii) each managed care or other third party payor Contract (e.g., private insurance carriers or health maintenance organizations);

                    (xviii) each Contract or grant from any other governmental payment program (e.g., assistance for the elderly or treatment of persons with AIDS);

                    (xix) each Contract with any hospital, physician, nursing facility, home health entity, laboratory, physical therapy/rehabilitative services provider, hospice, durable medical equipment provider or pharmacy or any other Person involving patient care, including physical therapy and home care;

                    (xx) each Contract with any referral source;

                    (xxi) the Highlands Agreement; and

                    (xxii) any other Contract that is material to any Acquired Company.

               (b) Section 3.16(b) of the Disclosure Schedule sets forth a true and correct list of (i) each Contract that provides for the development of any Senior Living Community by any Acquired Company (each a “Development Agreement”), including the names of such community and the counterparty to such Development Agreement and (ii) each currently effective Contract that provides for the management or operation of any Senior Living Community by any Acquired Company (each a “Management Agreement”), including the names of such community and the counterparty to such Management Agreement. Sellers have provided to Buyer all material written correspondence received by any Acquired Company that (x) relates to or alleges defaults or breaches, or potential defaults or breaches, of a Development Agreement or Management Agreement, or (y) relates to, requests or threatens any termination or renegotiation of a Development Agreement or Management Agreement.

               (c) Section 3.16(c) of the Disclosure Schedule contains a list sorted by community, of all cash deposits and escrows held or controlled by Sellers, any Acquired Company or their Affiliates on behalf of the Third Party Owners or the Greystone Senior Living Communities. Such cash deposits and escrows have been maintained in accordance with and in the amounts required by the applicable Management Agreements. Except for changes in the Ordinary Course of Business, such cash deposits and escrows will be held by the Acquired Companies as of and immediately after the Closing Date.

               (d) Complete and correct copies of all Contracts and amendments thereto referred to in this Section 3.16 have been delivered to Buyer by Sellers. All Contracts referred to in this Section 3.16 are valid, binding and in full force and effect and are enforceable by the Acquired Companies in accordance with their terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditor’s rights generally, and for limitations imposed by general principals of equity, and, except for amendments identified in Section 3.16(a) of the Disclosure Schedule, have not been modified, amended, nor any provision thereof waived and constitute the entire agreement between the parties thereto. Except as set forth in Section 3.16(d) of the Disclosure Schedule, no Acquired Company nor, to the Knowledge of Sellers, any other party thereto, is or is alleged to be in violation of or in default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a violation of, default under or give rise to a right of termination, cancellation or acceleration of any right or obligation under any such Contract. Except as set forth in Section 3.16(d) of the Disclosure Schedule, none of the counterparties to any such Contracts has given notice of termination of or is seeking to amend, any such Contract.

          Section 3.17. Intellectual Property.

               (a) Sellers have identified in Section 3.17(a) of the Disclosure Schedule, (i) all common law trademarks and service marks that are owned or used by the Acquired Companies, (ii) all registered trademarks and service marks and registered trade names, as well as all trademarks, service marks or trade names for which applications for registration have been filed, in each case, that are owned or used by the Acquired Companies, (iii) all registered copyrights and applications for copyright registrations that are owned or used by the Acquired Companies, (iv) all issued patents, patent applications and invention disclosures that are owned or used by the Acquired Companies, (v) all domain names that are owned or used by the Acquired Companies, (vi) all software owned or used by the Acquired Companies and (vii) all software licenses granted in connection with such material software to the Acquired Companies (other than, with respect to such software and such software licenses, off-the-shelf commercial or shrinkwrap software for which the license fee is less than Five Thousand Dollars ($5,000)). No software internally developed by an Acquired Company contains any open source or copyleft software.

               (b) Except as set forth in Section 3.17(b) of the Disclosure Schedule, (i) the Acquired Companies own or possess adequate licenses or other rights to use all Intellectual Property Rights used in or necessary to conduct the business now operated by them, (ii) the Intellectual Property Rights owned by the Acquired Companies are free from Liens other than Permitted Liens, (iii) no Acquired Company has granted to any third party any rights in any Intellectual Property Rights owned by the Acquired Companies, (iv) the businesses of the Acquired Companies do not conflict with, infringe upon or misappropriate any Intellectual Property Rights of others and the Acquired Companies have not received any notice alleging any such conflict, infringement or misappropriation, (v) the Intellectual Property Rights of the Acquired Companies are valid, subsisting, and not subject to any outstanding or charge nor is there any action or proceeding pending which challenges the legality, validity, enforceability, use or ownership of such item, and (vi) the Intellectual Property Rights owned by the Acquired Companies are not being infringed upon or misappropriated by any third party. Each Acquired Company has taken all commercially reasonable action to maintain and protect its interest in the Intellectual Property Rights owned by such Acquired Company.

               (c) All software used by the Acquired Companies has been (i) licensed to the Acquired Companies, as applicable, (ii) developed by employees of the Acquired Companies within the scope of their employment, or (iii) developed by a third party and assigned to the Acquired Companies so that, in the case of clause (iii), the Acquired Companies are now the exclusive owner of such software. The Acquired Companies have not disclosed to any third party confidential information of the Acquired Companies except pursuant to a Contract that governs the use or disclosure of confidential information of the Acquired Companies. Without limiting the foregoing, the Acquired Companies have, and enforce, a policy requiring each employee to execute an acknowledgement that such employee has received, read and understood the content of Greystone’s employee handbook/employee reference manual (the “Employee Handbook”). The Employee Handbook contains the proprietary information and confidentiality policy of the Acquired Companies set forth on Section 3.17(c) of the Disclosure Schedule, and all current employees and former employees (to the extent such former employees were hired on or after January 24, 2003) of the Acquired Companies have executed such an acknowledgement.

               (d) The consummation of the Contemplated Transactions will not result in the loss or impairment of any Intellectual Property Rights used in or necessary to conduct the Business now operated by the Acquired Companies, and each of such Intellectual Property Rights will be owned or available for use by the Acquired Companies on identical terms and conditions immediately subsequent to the Closing.

          Section 3.18. Environmental Matters.

               (a) (i) No notice, notification, demand, Lien, request for information, citation, summons, complaint or Order has been received by any Acquired

Company, and no penalty has been assessed and no action, claim, suit, proceeding, investigation, or review is pending or, to the Knowledge of Sellers, threatened by any Governmental Entity or other Person against or directed at (as the case may be) any Acquired Company, and relating to or arising under any Environmental Law;

                    (ii) There are no Liabilities of any Acquired Company under any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there are no facts, circumstances or conditions, existing, initiated or occurring prior to the Closing Date which have resulted or may result in any such Liability;

                    (iii) The Acquired Companies are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all applicable Environmental Permits except as would not reasonably be expected to result in a Material Adverse Effect and have timely filed all applications and renewals for all applicable Environmental Permits, and such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the Contemplated Transactions, and all Environmental Permits held by the Acquired Companies are listed on Section 3.18(a)(iii) of the Disclosure Schedule;

                    (iv) No Acquired Company has arranged, by Contract or otherwise, for the treatment, storage or disposal of Hazardous Substances at any location such that it is or will be liable for the investigation or cleanup of such location;

                    (v) No Hazardous Substance has been Released at any property currently owned, operated, leased, developed or managed by any Acquired Company while such property was owned, operated, leased or being developed or managed by the Acquired Company;

                    (vi) No Hazardous Substance has been Released at any property formerly owned, operated, leased, developed or managed by any Acquired Company during, or to the Knowledge of Sellers, prior to, the Acquired Company’s ownership, operation, tenancy, development or management with respect to such property; and

                    (vii) Except as set forth in Section 3.18(a)(vii) of the Disclosure Schedule, to the Knowledge of Sellers, there are no underground storage tanks used currently or in the past for the management of Hazardous Substances and no polychlorinated biphenyls, asbestos, landfills, or wetlands at any property currently owned, operated, leased, developed or managed by any Acquired Company.

               (b) Prior to the date hereof, Sellers have provided to Buyer or the Buyer Representatives complete copies of all environmental assessments, reports and audits (and other documents that Buyer or the Buyer Representatives have requested for review) in its possession or under its control and that relate to compliance with or Liability under Environmental Laws by any Acquired Company, or the environmental condition of any real property that any Acquired Company has owned, operated, leased, developed or managed.

          Section 3.19. Agreements with Affiliates.

               (a) Section 3.19(a) of the Disclosure Schedule sets forth a true and correct list of (i) each Contract between any Greystone Principal, Greystone Partners or any of their respective Affiliates, on the one hand, and any Acquired Company, on the other hand, (ii) each Contract between any portfolio company of Greystone Partners or any of Greystone Partners’ affiliated investment funds, on the one hand, and any Acquired Company, on the other hand, (iii) each Contract between any officer, director, partner, employee, or other Affiliate of any Acquired Company, on the one hand, and any Acquired Company, on the other hand and (iv) any amendments, waivers or relinquishments of any rights relating to any such Contract referred to in clause (i), (ii) or (iii) immediately above that will remain outstanding after the Closing. All such Contract amendments, waivers or relinquishments were entered into by an Acquired Company, as applicable, on arm’s length terms and in the Ordinary Course of Business.

               (b) Section 3.19(b) of the Disclosure Schedule sets forth a true and correct list of (i) each Contract between any Minority Interest Seller or any of their respective Affiliates, on the one hand, and any Acquired Company, on the other hand, (ii) each Contract between any portfolio company of any such Minority Interest Seller or any of such Minority Interest Seller’s affiliated investment funds, on the one hand, and any Acquired Company, on the other hand, (iii) to the actual knowledge of the Minority Interest Sellers, each Contract between any officer, director, partner, employee, or other Affiliate of any Acquired Company, on the one hand, and any Acquired Company, on the other hand and (iv) any amendments, waivers or relinquishments of any rights relating to any such Contract referred to in clause (i), (ii) or (iii) immediately above that will remain outstanding after the Closing. All such Contract amendments, waivers or relinquishments were entered into by an Acquired Company, as applicable, on arm’s length terms and in the Ordinary Course of Business.

          Section 3.20. Insurance.

               Section 3.20 of the Disclosure Schedule sets forth a list of all insurance policies maintained in connection with the business and assets of the Acquired Companies and the Greystone Senior Living Communities. The insurance policies to which this Section 3.20 refers are in full force and effect, and all premiums thereon have been paid. No insurer under any such policy has cancelled or generally disclaimed Liability under any such policy or indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy. No Acquired Company is in breach or default, and no Acquired Company has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies.

          Section 3.21. Real Property.

               (a) Section 3.21(a) of the Disclosure Schedule sets forth a list of each lease, sublease or similar Contract and all amendments thereto (the “Leases”) under which any Acquired Company is lessee or sublessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”). Neither the whole nor any part of any of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity and no such condemnation or other taking is, to the Knowledge of Sellers, threatened.

               (b) Complete and correct copies of all Leases have been delivered to Buyer by Sellers. All Leases are valid, binding and in full force and effect and are enforceable by the Acquired Companies in accordance with their terms and, except for amendments identified in Section 3.21(a) of the Disclosure Schedule, have not been modified, amended, nor any provision thereof waived and constitute the entire agreement between the lessor and lessee with respect to the premises so demised. No Acquired Company nor, to the Knowledge of Sellers, any other party thereto, is or is alleged to be in violation of or in default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a violation of or default under, any Lease by an Acquired Company. None of the counterparties to any Lease has given notice of termination of, or is seeking to amend, any Lease. All premises leased under the Leases are in good working condition and repair, ordinary wear and tear excepted, and are suitable for the conduct of the Business.

               (c) The Acquired Companies do not own any real property or hold any options to acquire real property.

               (d) Section 3.21(d) of the Disclosure Schedule sets forth a true, correct and complete list of each Greystone Senior Living Community, and indicates, among other things, the ownership and location thereof as well the number of units occupied/unoccupied as of the date hereof, organized by unit type. Except for the Management Agreements and the Development Agreements, as applicable, no Contract provides for the development, management or operation of any Senior Living Community.

          Section 3.22. Title to Property.

               Except as set forth in Section 3.22 of the Disclosure Schedule, the Acquired Companies have good, valid and marketable title to each item of owned personal property and a valid leasehold interest in each item of Leased Real Property and leased personal property, in each case, free and clear of all Liens other than Permitted Liens.

          Section 3.23. Condition of Assets.

               Section 3.23 of the Disclosure Schedule sets forth a complete and accurate list of all assets and properties owned or leased by the Acquired Companies which would be required to be included in “property and equipment” or any similar category of a balance sheet prepared in accordance with GAAP, and all other assets and properties owned or leased by the Acquired Companies. All of the assets and properties owned or leased by the Acquired Companies that are necessary for or material to the conduct of their Business are in good working condition and repair, ordinary wear and tear excepted, and are usable in the regular and ordinary course of the Business. No Person other than the Acquired Companies owns any equipment or other tangible assets or properties that are situated on the premises of the

Acquired Companies or that are necessary or material to the operation of the Business. The Acquired Companies own all assets and property necessary to the conduct of the Business by Buyer in the manner currently conducted by the Acquired Companies. The sole asset of Greystone Management Services, Inc. is the Highlands Agreement; and Greystone Management Services, Inc. receives no other revenue, compensation, value or consideration from any other source.

          Section 3.24. Customers and Suppliers.

               (a) Except as set forth in Section 3.24(a) of the Disclosure Schedule, (i) no Acquired Company has received notice from any customer, or group of customers that are under common ownership or control, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has reduced or will reduce purchases of, or has sought or is seeking to reduce the price it will pay for, any Acquired Company’s products or services, and (ii) no Acquired Company has received notice from any supplier, or group of suppliers that are under common ownership or control, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to any Acquired Company, or has reduced or will reduce the supply of, or has sought or is seeking to increase the price it charges for, goods or services supplied to any Acquired Company.

               (b) No Acquired Company is currently involved in any dispute with, or has received any notice of an intention to dispute from, or has received any request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom any Acquired Company does business, relating to any transactions or commitments made, or any Contracts entered into, by any Acquired Company, on one hand, and such Person, on the other hand.

          Section 3.25. Books and Records.

               The respective minute books of each Acquired Company have previously been provided to Buyer in their entirety. The Books and Records, including minute books and stock record books, are true and complete and have been maintained in accordance with sound business practices, and reflect, in reasonable detail, all material transactions involving the Acquired Companies and the Business. Each Acquired Company has made and kept books, records and accounts which, in reasonable detail, accurately reflect, in all material respects, its transactions and the disposition of assets to permit preparation of financial statements in conformity with GAAP. The stock ledger (or equivalent partnership or limited liability company records) of each Acquired Company is complete and correct in all material respects. The minute books (or equivalent partnership or limited liability company records) of each Acquired Company contain accurate and complete records in all material respects of all meetings held of, and corporate (limited liability company or limited partnership) action taken by the stockholders (members or partners) and the boards of directors (or managers) of the respective companies.

          Section 3.26. Finders’ Fees.

               There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or their Affiliates or any Acquired Company who is or might be entitled to any fee or commission from any Acquired Company upon consummation of the Contemplated Transactions.

          Section 3.27. Relations with Governments.

               No Greystone Principal, Seller or any Acquired Company, nor any director, officer, agent or employee of any Seller or any Acquired Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism Law, nor have any of them otherwise taken any action which would cause any Seller or any Acquired Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

          Section 3.28. Health Regulatory Compliance.

               (a) Each Acquired Company and, to the Knowledge of Sellers, each Third Party Owner described as being so certified on Section 3.28 of the Disclosure Schedule is certified for participation in, and party to, valid provider agreements for payment by the Federal Medicare and all applicable state Medicaid programs (the “Government Programs”) for the provision of assisted living, skilled nursing, long-term care, home health and other related healthcare and support services. All Government Programs in which any Acquired Company or Third Party Owner has participated at any time during the last three (3) years are listed on Section 3.28 of the Disclosure Schedule. True and complete copies of all such provider agreements have been furnished to Buyer. Each Acquired Company and, to the Knowledge of Sellers, Third Party Owner is in good standing in each Government Program and any third party payor program. None of the Acquired Companies nor, to the Knowledge of Sellers, any Third Party Owner has any Liabilities to any third party fiscal intermediary or carrier administering the Government Programs, directly to the Government Programs or any Governmental Entity, or to any other third party payor for the recoupment of any amounts previously paid to any Acquired Company, Third Party Owner, or any predecessor by any such third party fiscal intermediary, carrier, Government Program or other third party payor. There are no concluded or pending or, to the Knowledge of Sellers, threatened investigations, audits or other actions by any third party fiscal intermediary or carrier administering the Government Programs or any Governmental Entity, by the Department of Health and Human Services, any state Medicaid agency, intermediary or carrier or any third party payor, to recoup, set-off, or suspend payments to, or demand a refund from, or terminate the provider agreements with, or asserting any claim, demand, penalty, fine, or other sanction with respect to any of the activities, practices, policies or claims of, any Acquired Company or, to the Knowledge of Sellers, any Third Party Owner, and there are no grounds to anticipate any such audit, investigation or action with respect to any

Acquired Company and, to the Knowledge of Sellers, there are no grounds to anticipate any such audit, investigation or action with respect to any Third Party Owner. No Acquired Company or, to the Knowledge of Sellers, any Third Party Owner has submitted to any Government Program any false or fraudulent claim for payment, nor has any Acquired Company or, to the Knowledge of Sellers, any Third Party Owner at any time violated any condition for participation, or any rule, regulation, policy or standard of, any Government Program. All Medicare cost reports related to the Greystone Senior Living Communities for all periods prior to the Closing have been accurately completed in all material respects and timely filed.

               (b) Except as set forth in Section 3.28(b) of the Disclosure Schedule, no Acquired Company nor to the Knowledge of Sellers, any Third Party Owner or other Person (i) who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in a Seller, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. Section 420.201) in a Seller, or (iii) who is an officer, director, manager, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)) or managing employee (as defined in 42 C.F.R. Section 420.201) of a Seller, or (iv) who has an indirect ownership interest (as that term is defined in 42 C.F.R. Section 1001.1001(a)(2)) in any Acquired Company or Third Party Owner, has engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. Section 1001.2) under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, 18 U.S.C. Section 1347, or 1035, or 31 U.S.C. Section 3729-3733 (known as the Federal Civil False Claim Act), or the regulations promulgated pursuant to such statutes, including the submission of any claim in connection with any referrals that violate any applicable self-referral Law or applicable state or local/municipal statutes, including any applicable state anti-kickback Laws or any state false claim or fraud claims, or which are prohibited by any private accrediting organization from which any Acquired Company or Third Party Owner seeks accreditation or by generally recognized standards of care or conduct, including not having engaged in or experienced any of the following:

                    (i) a civil monetary penalty assessed against it under 42 U.S.C. Section 1320a-7a or any applicable state Law;

                    (ii) been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program under 42 U.S.C. Sections 1320a-7 or 1320a-7a or any applicable state Law or any third-party payor program;

                    (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the offenses described in 42 U.S.C. Sections 1320a-7(a) and (b)(1), (2), (3), or any applicable state Law that could lead to a mandatory or permissive exclusion from any State Health Care Program or Federal Health Care Programs;

                    (iv) been suspended, debarred, or excluded from any federal program under 45 C.F.R. Part 76 or from any state program under any applicable state Law; or

                    (v) been subject to any action under the Federal Civil False Claim Act or 42 U.S.C. Section 1320a-7b, or any applicable state false claim or fraud Law.

               (c) Each Acquired Company and, to the Knowledge of Sellers, each Third Party Owner has complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 and all applicable state privacy Laws, and with all applicable regulations promulgated under any such legislation.

               (d) No Acquired Company nor, to the Knowledge of Sellers, any Third Party Owner has submitted any claim to any Government Program in connection with any referrals that violated any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. Section 1395nn (known as the “Stark Law”), or any applicable state self-referral Law.

               (e) Each of the Acquired Companies and, to the Knowledge of Sellers, each Third Party Owner has complied with all disclosure requirements of all applicable self-referral Laws, including the Stark Law and any applicable self-referral Law.

               (f) No Acquired Company nor, to the Knowledge of Sellers, any Third Party Owner has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral which violated any applicable anti-kickback Law, including the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. Section 1320(a)-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback Law.

          Section 3.29. Solvency.

               (a) Neither the Greystone Principals nor the Greystone Partners are now insolvent, and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section 3.29, “insolvent” means that the sum of each Person’s existing and probable Liabilities do not and would not exceed the present fair saleable value of such Person’s assets. Immediately after giving effect to the consummation of the Contemplated Transactions, (i) each of the Greystone Principals and Greystone Partners will be able to pay its Liabilities as they become due in the Ordinary Course of Business, (ii) none of the Greystone Principals or Greystone Partners will have unreasonably small capital with which to conduct its present or proposed business, (iii) each of the Greystone Principals and Greystone Partners will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against such Persons in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Persons will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of each such Person. The cash available to each such Person after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

               (b) No Minority Interest Seller or, to the actual knowledge of the Minority Interest Sellers, any Acquired Company is now insolvent, and no Minority Interest Seller will be rendered insolvent by any of the Contemplated Transactions. Immediately after giving effect to the consummation of the Contemplated Transactions, (i) each of the Minority Interest Sellers will be able to pay its Liabilities as they become due in the Ordinary Course of Business, (ii) none of the Minority Interest Sellers will have unreasonably small capital with which to conduct its present or proposed business, (iii) each of the Minority Interest Sellers will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against such Person in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Person will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of each such Person. The cash available to each of the Minority Interest Sellers after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

          Section 3.30. Accounts Receivable.

               To the Knowledge of Sellers, all Accounts Receivable other than Costs in Excess of Billings that are reflected on the most recent balance sheet included in the Financial Statements represent or will represent valid, collectible, bona fide obligations arising from sales actually made or services actually performed by the Acquired Companies, subject only to the reserve for bad debts set forth in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the Ordinary Course of Business of the Acquired Companies, consistent with GAAP, requiring no further act (other than preparing and mailing bills to customers with respect to unbilled Accounts Receivable) under any circumstances on the part of any Acquired Company to cause such Accounts Receivable to be due and payable by the account debtor with respect thereto, and arise from arm’s length transactions between unrelated parties in the Ordinary Course of Business. No Acquired Company has pledged any such Accounts Receivable, and each Acquired Company owns all of its Accounts Receivable free and clear of all Liens other than Permitted Liens. Except to the extent paid prior to the Closing Date and except for Costs in Excess of Billings and subject to preparing and mailing bills to customers with respect to unbilled Accounts Receivable, each such Accounts Receivable is unconditionally owing to the applicable Acquired Company in the face amount thereof, is valid and enforceable against the applicable account debtor and, to the Knowledge of Sellers, is not subject to any setoffs, discounts, allowances, claims, defenses, counterclaims or disputes.

          Section 3.31. Investment Company Act; Investment Advisers Act.

               (a) Neither Greystone Partners nor any Acquired Company or Excluded Entity is (i) an “investment company” as defined in the Investment Company Act or (ii) an “investment adviser” as defined in the Investment Advisers Act.

               (b) No Minority Interest Seller nor, to the actual knowledge of the Minority Interest Sellers, any Acquired Company is (i) an “investment company” as defined in the Investment Company Act or (ii) an ”investment adviser” as defined in the Investment Advisers Act.

          Section 3.32. Disclosure.

               To the Knowledge of Sellers, neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other written items prepared for or supplied to Buyer by or on behalf of Sellers with respect to the Contemplated Transactions contain any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein necessary to make the statements herein or therein (in light of the circumstances under which they were made) not misleading. To the Knowledge of Sellers, there is no fact which any of the Greystone Principals, Sellers or GDC LLC have not disclosed to Buyer herein and of which any of the Greystone Principals, Sellers or GDC LLC is aware which could reasonably be expected to have a Material Adverse Effect.

          Section 3.33. Seed Capital Transactions and Bond Financings.

               (a) Section 3.33(a) of the Disclosure Schedule, sets forth (i) the name of each Greystone Senior Living Community for which any Acquired Company or any of their respective Affiliates engaged, or plan to engage, in capital or other fund raising activities, including any “seed capital” transactions, (ii) the amount of capital or funds raised, or planned to be raised, in connection with such activities, and (iii) each of the entities involved in such activities, including the general partner entity, limited partnership or other entities involved in such activities. Except as set forth on Section 3.33(a) of the Disclosure Schedule, the members, partners and/or investors in the entities identified in clause (iii) above, including the general and limited partners or other equity holders thereof, have received all amounts to which such Persons are entitled under the constituent documents of the relevant entity or otherwise in connection with such fund raising activities. Sellers have provided to Buyer all material documents in connection with the transactions identified in clause (i) above.

               (b) (i) Section 3.33(b)(i) of the Disclosure Schedule, sets forth (i) the name of each Current Greystone Senior Living Community for which permanent financing, including bond or other financing, has been obtained, and

                    (ii) Section 3.33(b)(ii) of the Disclosure Schedule, sets forth the name of each Current Greystone Senior Living Community for which permanent financing, including bond or other financing, is currently pending. Sellers have provided to Buyer the “Official Statements” or other substantially similar documents in connection with the permanent financing transactions for each of the Current Greystone Senior Living Communities identified on Section 3.33(b) of the Disclosure Schedule.

               (c) Except as set forth on Section 3.33(c) of the Disclosure Schedule, to the Knowledge of Sellers, there are no, nor has there been, any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, would prevent the Third Party Owner of a community listed on Section 3.33(b)(ii) of the Disclosure Schedule from receiving permanent financing, other than such state of circumstances or facts generally associated with all such communities listed on Section 3.33(b)(i) or Section 3.33(b)(ii) of the Disclosure Schedule, and that are generally associated with obtaining permanent financing of such communities.

               (d) Except as set forth on Section 3.33(d) of the Disclosure Schedule, to the Knowledge of Sellers, there are no, nor has there been, any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, would prevent any Third Party Owner from obtaining or maintaining status as a tax-exempt entity under Section 501(c)(3) of the Code and that would adversely affect such Third Party Owner’s ability or eligibility under Section 501(c)(3) of the Code to receive permanent financing through the use of tax-exempt bonds, other than such state of circumstances or facts generally associated with obtaining or maintaining such tax-exempt status or any conditions imposed by the Internal Revenue Service in connection with obtaining such tax-exempt status, which are not conditions generally applicable to all Section 501(c)(3) applicants.

          Section 3.34. Disclaimer.

               EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, SELLERS MAKE NO OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACQUIRED COMPANIES, THE SECURITIES, THE BUSINESS OR ASSETS OF THE ACQUIRED COMPANIES.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

          Section 4.01. Corporate Existence and Power.

               Buyer is a corporation duly incorporated, validly existing and in good standing under Delaware Law and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

          Section 4.02. Corporate Authorization.

               Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents, and the consummation by Buyer of the Contemplated Transactions are within the corporate powers of Buyer and have been duly and validly authorized by all necessary corporate action under Buyer’s certificate of incorporation and bylaws and applicable provisions of Delaware Law. This Agreement has been, and each other Transaction Document will be, duly and validly executed and delivered by Buyer. This Agreement constitutes, and each other Transaction Document, when executed and delivered by the parties thereto, will constitute, a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

          Section 4.03. Governmental Authorization.

               The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents, and the consummation by Buyer of the Contemplated Transactions do not and will not require any action by or in respect of, consent or approval of, or filing with, any Governmental Entity by or on behalf of Buyer other than (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer, and (b) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or delay in any material respect Buyer from performing its obligations under this Agreement or prevent or delay in any material respect the consummation of the Contemplated Transactions.

          Section 4.04. Non-contravention.

               (a) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents, and the consummation by Buyer of the Contemplated Transactions do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer or any of its properties or assets, or (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any of its respective properties or assets or any license, franchise, permit or other similar authorization held by Buyer, except in the case of (ii) and (iii) for such non-compliance, violations or defaults which would not prevent or delay in any material respect the consummation of the Contemplated Transactions.

               (b) Except as set forth on Section 4.04(b) of the Disclosure Schedule, Buyer is not party to any Contract and does not hold any permit or license which would require the Acquired Companies to terminate any material part of their Business or change in any material respect how the Acquired Companies conduct their Business following the consummation of the Contemplated Transaction, except for such terminations or changes that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          Section 4.05. Legal Proceedings.

               There is no action, suit, hearing, arbitration, proceeding or, to the knowledge of Buyer, investigation pending or, to the knowledge of Buyer, threatened against

Buyer or to which Buyer’s assets or properties are subject, that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions.

          Section 4.06. No Brokers or Finders.

               No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions arising in connection with this Agreement or such transactions.

          Section 4.07. Investment Representation.

               Buyer is aware that the Securities are not registered under the Securities Act. Buyer is an “accredited investor” as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Securities from Sellers for its own account, for investment purposes only and not with a view to the distribution thereof. Buyer agrees that the Securities will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

          Section 4.08. Disclaimer.

               EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, BUYER MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO BUYER, THE BUSINESS OR ASSETS OF BUYER, THE ACQUIRED COMPANIES, THE SECURITIES, THE BUSINESS OR ASSETS OF THE ACQUIRED COMPANIES, OR ANY REVIEW AND ANALYSIS CONDUCTED BY BUYER IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 5.01. Conduct by Sellers and the Acquired Companies.

               From the date hereof until the Closing, Sellers and GDC LLC will cause the Acquired Companies to be operated in the Ordinary Course of Business in material compliance with all applicable Laws and will use their Commercially Reasonable Efforts to preserve intact their current business organizations and relationships with customers, suppliers, contractors and other third parties having business relations with the Acquired Companies and to keep available the services of their present officers, directors, managers, consultants, agents and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing and except as expressly contemplated by this Agreement, as may result from the consummation of the Contemplated Transactions, or as otherwise consented to in writing by Buyer which consent will not be unreasonably withheld, Sellers and GDC LLC will cause the Acquired Companies not to:

               (a) adopt or propose any change in its certificate of incorporation, bylaws or other organizational documents;

               (b) issue, deliver, sell, pledge or transfer or authorize or propose the issuance, delivery, sale, pledge or transfer of any Equity Interests or any securities convertible into or exercisable for, or any rights, warrants, options or other rights to acquire, any such Equity Interests or enter into any agreement with respect to the foregoing;

               (c) (i) form or acquire (by merger, consolidation or acquisition of Equity Interests or assets) any corporation, limited liability company, partnership or other business organization or division thereof, (ii) sell, lease or otherwise dispose of an Acquired Company or (iii) sell, lease or otherwise dispose of assets or securities;

               (d) merge or consolidate with any other Person;

               (e) make any investment, whether by purchase of Equity Interests or securities, contributions to capital or any property transfer (other than investments in cash or cash equivalents with a maturity of less than ninety (90) days or investments in wholly-owned Acquired Companies made, in each case, in the Ordinary Course of Business), or purchase for an amount in excess of One Hundred Thousand Dollars ($100,000), any property or assets of any other individual or entity;

               (f) enter into any agreement or arrangement that limits or otherwise restricts any Acquired Company or any of their respective Affiliates or successors thereto or that by its terms could, after the Closing Date, limit or restrict Buyer or any of its respective Affiliates or successors thereto, from engaging or competing in any line of business or in any geographic area;

               (g) modify or change in any material respect any existing Operating License, Permit, Lease or Contract;

               (h) enter into any Contracts involving aggregate expenditures or receipts of more than Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate; provided, that upon prior notice to Buyer the Acquired Companies may enter into new Development Agreements, Management Agreements and consulting agreements in the Ordinary Course of Business, so long as no such Development Agreement, Management Agreement or consulting agreement would (i) have an adverse regulatory impact on any Acquired Company, Buyer or any Affiliate of Buyer, or (ii) delay or otherwise have an adverse impact on the consummation of the Contemplated Transactions;

               (i) create, incur or assume, or execute any new guarantee of, any Debt or prepay any Debt;

               (j) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any other Person;

               (k) make any loans or advances other than routine salary, travel and expense advances to Greystone Employees in the Ordinary Course of Business;

               (l) (i) engage in any transaction, or enter into any Contract, with any Affiliate, or (ii) amend, waive or relinquish any rights relating to any such transaction or Contract referred to in clause (i) immediately above;

               (m) authorize any new capital expenditures which are greater than Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate; provided, that the Acquired Companies may spend up to One Hundred Thousand Dollars ($100,000) to construct a display booth for trade show purposes as budgeted in the 2005 financial projections previously provided by Sellers to Buyer;

               (n) split, combine or reclassify any Equity Interests of the Acquired Companies; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Equity Interests other than the Stub Period Tax Distribution and the Closing Distribution; or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Acquired Companies;

               (o) except as set forth on Section 5.01(o) of the Disclosure Schedule, (i) increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any Greystone Employee (other than the Greystone Principals) except in the Ordinary Course of Business, including the renewal or extension of any keyman life insurance policies, (ii) increase, accelerate or provide for compensation, benefits (fringe or otherwise) or other rights to any Greystone Principal, including the renewal or extension of any keyman life insurance policies, (iii) grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination, retention or similar payment to any Greystone Principal or any Greystone Employee, (iv) loan or advance any money or other property to any Greystone Principal or any Greystone Employee (other than routine salary, travel and expense advances in the Ordinary Course of Business), (v) establish, adopt, enter into, amend or terminate any Greystone Plan, collective bargaining agreement or other labor agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Greystone Plan if it were in existence as of the date of this Agreement, or (vi) grant any equity or equity-based awards;

               (p) pay, discharge or satisfy any claims or Liabilities, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements or Liabilities incurred in the Ordinary Course of Business;

               (q) make or change any Tax election or settle or compromise any income Tax Liability;

               (r) change any method of accounting, accounting policy or accounting practice, except for any such change required by reason of a concurrent change in GAAP as concurred with by Sellers’ independent auditors;

               (s) fail to use Commercially Reasonable Efforts to maintain insurance coverage at presently existing levels;

               (t) increase the amount of cash which, in accordance with GAAP, is not immediately available for use and is recorded on the combined balance sheet of the Acquired Companies (which will be prepared in accordance with GAAP applied on a consistent basis) as “restricted cash”;

               (u) enter into any Contract with any Governmental Entity, or pay any fine, penalty, sanction or other remedial settlement in excess of Twenty-Five Thousand Dollars ($25,000) with any Governmental Entity;

               (v) agree or commit to do any of the foregoing; or

               (w) Knowingly take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any material respect.

          Section 5.02. Delivery of Periodic Financial Information.

               From the date hereof until the Closing, Sellers and GDC LLC will provide Buyer with unaudited monthly combined balance sheets of the Acquired Companies, and statements of operations reflecting the results of business and operations of the Acquired Companies for the month ended March 31, 2005, and for each month thereafter, within fifteen (15) days after the end of each such month.

ARTICLE 6
ADDITIONAL AGREEMENTS

          Section 6.01. Government and Other Consents and Approvals.

               Sellers, GDC LLC and Buyer will cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with or as a result of the consummation of the Contemplated Transactions hereby and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers.

          Section 6.02. Access to Information.

               From the date hereof until the Closing, Sellers, GDC LLC and the other Acquired Companies will (a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives (collectively, the “Buyer Representatives”) reasonable access during normal business hours to the offices, properties, Books and Records of the Acquired Companies, (b) furnish to Buyer and the Buyer Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel and financial advisors to cooperate with Buyer in Buyer’s investigation of the business of the Acquired Companies; provided that any information provided to Buyer or the Buyer Representatives pursuant to this Section 6.02 will be subject to the confidentiality obligations of the parties set forth in this Agreement; and provided further that no investigation pursuant to this Section 6.02 or otherwise in connection with this Agreement will affect any representation or warranty given by the Greystone Principals, Sellers or GDC LLC hereunder. From the date hereof until the Closing, Sellers and GDC LLC will furnish and will cause each Acquired Company to furnish to Buyer copies of any notices, documents, requests, court papers or other materials received from any Governmental Entity or third party with respect to the Contemplated Transactions.

          Section 6.03. Notices of Certain Events.

               (a) Sellers and GDC LLC will promptly notify Buyer of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (ii) any notice or other communication from any Governmental Entity in connection with the Contemplated Transactions; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting, Sellers or any Acquired Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or which relate to the consummation of the Contemplated Transactions.

               (b) Sellers will give prompt written notice to Buyer of (i) the occurrence or non-occurrence of any event which would be likely to cause (A) any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any material respect, (B) any covenant or agreement of Sellers contained in this Agreement not to be complied with in any material respect or (C) any condition of Buyer set forth in Section 7.01 not to be satisfied, and (ii) any failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers hereunder in any material respect. Notwithstanding anything herein to the contrary, any disclosure by Sellers pursuant to this Section 6.03(b) will not be deemed to prevent or cure any misrepresentation or breach or any failure to comply with or satisfy any covenant, condition or agreement, and any Losses resulting therefrom will be subject to the indemnification provisions set forth in Article 9 and any other remedies at law or equity available to Buyer hereunder.

               (c) Buyer will give prompt written notice to Sellers of (i) the occurrence or non-occurrence of any event which would be likely to cause (A) any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect, (B) any covenant or agreement of Buyer contained in this Agreement not to be complied with in any material respect or (C) any condition of Sellers set forth in Section 7.02 not to be satisfied, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer hereunder in any material respect.

Notwithstanding anything herein to the contrary, any disclosure by Buyer pursuant to this Section 6.03(c) will not be deemed to prevent or cure any misrepresentation or breach or any failure to comply with or satisfy any covenant, condition or agreement, and any Losses resulting therefrom will be subject to the indemnification provisions set forth in Article 9 and any other remedies at law or equity available to Sellers hereunder.

          Section 6.04. Affiliate Transactions.

               Except as set forth in Section 6.04 of the Disclosure Schedule, immediately prior to the Closing, Sellers and GDC LLC agree that all other Contracts (including, for the avoidance of doubt, all notes, bonds and other instruments evidencing indebtedness of any kind) between any Greystone Principal, any Seller, or any of their respective Affiliates, on the one hand, and any Acquired Company, on the other hand, will be terminated or settled (without any post-Closing payments by Buyer or any Acquired Company or resulting obligations or Liabilities of Buyer or any Acquired Company), as the case may be, and be of no further force or effect, notwithstanding any terms thereof to the contrary.

          Section 6.05. Commercially Reasonable Efforts.

               (a) Subject to the terms and conditions of this Agreement, each party will use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Sale and the other Contemplated Transactions as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Sale or any of the other Contemplated Transactions and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits, and authorizations.

               (b) Each of Buyer, Sellers and GDC LLC will, in connection with the efforts referred to in Section 6.05(a) to obtain all requisite material approvals and authorizations for the Sale under any Antitrust Law, use its Commercially Reasonable Efforts to (i) cooperate in all respects with each other in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of any material communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions, and (iii) permit the other parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

          Section 6.06. Public Announcements.

               On or prior to Closing, no party hereto will make any press release, public statement or public announcement with respect to this Agreement or the Contemplated Transactions without the prior written consent of the other parties hereto; provided, that Buyer may make any press release, public statement or public announcement which Buyer determines is required by applicable Law or stock listing requirements, in which case, Buyer will use Commercially Reasonable Efforts to consult with Sellers’ Representative prior to making such disclosure or announcement.

          Section 6.07. Further Assurances.

               At and after the Closing Date, the officers, directors, members, manager and partners, as the case may be, of Buyer and Sellers will be authorized to execute and deliver, in the name and on behalf of Sellers, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Sellers, any other actions and things to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the rights, properties or assets of Sellers acquired or to be acquired by Buyer as a result of, or in connection with, the Sale. Each of the parties hereto will execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and to make effective the Contemplated Transactions.

          Section 6.08. Confidentiality.

               Each party hereto will, at all times, maintain the confidentiality with respect to all documents and information furnished to such party by or on behalf of the disclosing party, and documents and information related to the business and operations of the disclosing party and its subsidiaries during the period prior to the Closing Date. Nothing will be deemed to be confidential information that: (a) is known to the receiving party at the time of its disclosure to the receiving party; (b) becomes publicly known or available other than through disclosure by the receiving party; (c) is received by the receiving party from a third party not actually known by the receiving party to be bound by a confidentiality agreement with or obligation to the disclosing party; or (d) is independently developed by the receiving party. Notwithstanding the foregoing provisions of this Section 6.08, the receiving party may disclose such confidential information (i) to the extent required or deemed advisable to comply with applicable Law; and (ii) to its officers, directors, employees, representatives, financing sources, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby; provided, that the receiving party will be liable for any disclosure by any such Person that such Person would not have been permitted to make if such Person were the receiving party hereunder. In the event this Agreement is terminated, upon request of the disclosing party, the receiving party will return to the disclosing party or destroy all documents and other material prepared or furnished by the disclosing party relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement. In the event that the receiving party is required by Law (including by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose any confidential information, the receiving party will promptly notify the disclosing party of such requirement so that the disclosing party may, as it may elect, either seek an appropriate protective order or waive the receiving party’s compliance with the provisions of this Section 6.08. In the event that such protection or other remedy is not obtained or that the disclosing party waives compliance, the receiving party agrees to furnish only that portion of the confidential information which the receiving party is advised by counsel is legally required and to exercise the receiving party’s Commercially Reasonable Efforts to obtain assurance that confidential treatment will be accorded such confidential information.

          Section 6.09. Employee Benefits.

               (a) Following the Closing Date, Buyer will maintain the employee benefit plans of the Acquired Companies identified in Section 6.09(a) of the Disclosure Schedule (the “Continuing Plans”) for employees of the Acquired Companies for the respective periods of time set forth in Section 6.09(a) of the Disclosure Schedule, subject to and in accordance with applicable Law and the terms of the applicable employee benefit plan. For the avoidance of doubt, Continuing Plans do not include any employee benefit plans of any Excluded Entity or Greystone Marketing Services. Nothing in this Section 6.09(a) will limit the right of Buyer, or any Affiliate of Buyer, to terminate the employment of any current or future employee of the Acquired Companies at any time or, except as provided in the first sentence of this paragraph, to determine or change the benefits of any employee of the Acquired Companies.

               (b) As soon as practicable prior to the Closing Date, GCI will contribute to the Greystone 401(k) Plan all contributions, including employee deferrals and related matching contributions, required or necessary under the terms of the Greystone 401(k) Plan covering the benefits that have accrued as of the Closing Date. Prior to the Closing Date, GCI will amend the Greystone 401(k) Plan, such that only employees of the Acquired Companies are covered by the Greystone 401(k) Plan, and such amendment will be in a form reasonably acceptable to Buyer.

               (c) Sellers and the Acquired Companies will take all actions necessary to convert the Greystone Self-Insured Health Insurance Plan to a fully-insured arrangement satisfactory to Buyer by July 1, 2005.

               (d) Sellers and the Acquired Companies will, prior to Closing, (i) cause the employer matching provisions and vesting schedules under the Greystone Marketing Services 401(k) Plan to be uniform to such benefits under the Greystone 401(k) Plan in a manner reasonably satisfactory to Buyer and (ii) GDC LLC will repay the amount of any distributions from the Greystone 401(k) Plan made to employees of Greystone Marketing Services in connection with the transfer of employment of such employees from GDC LLC to Greystone Marketing Services in accordance with the Code and the rules and regulations thereunder and in a manner reasonably satisfactory to Buyer.

          Section 6.10. Tax Matters.

               (a) Sellers will prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns for the Acquired Companies that are required to be filed on or before the Closing Date and all federal, state, local and foreign income and franchise Tax Returns for the Acquired Companies other than GCI and its subsidiaries for any taxable period that ends on or before the Closing Date for which Tax Returns have not been filed as of the Closing Date. Buyer will prepare and file (or cause to be prepared and filed) in a timely manner any other Tax Returns for the Acquired Companies that are required to be filed after the Closing Date (such Returns, “Buyer’s Returns”). Prior to the filing of any Buyer’s Returns for any Pre-Closing Tax Period or any Straddle Period, Buyer will deliver a draft of such Return prepared in accordance with past custom and practice of the Acquired Companies to the Sellers’ Representative at least thirty (30) days before the due date (after giving effect to any applicable valid extension) on which such Tax Return is required to be filed. With respect to Buyer’s Returns for Pre-Closing Tax Periods, Buyer will incorporate thereon any reasonable comments provided in writing by the Sellers’ Representative within ten days after Buyer provides such Tax Returns. With respect to Buyer’s Returns for Straddle Periods, Buyer will incorporate thereon any reasonable comments provided in writing by the Sellers’ Representative within ten days after Buyer provides such Returns, to the extent such revisions relate to Taxes that are attributable to any Pre-Closing Partial Tax Period (as determined in Section 6.10(b) below).

               (b) For purposes of this Section 6.10, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Partial Tax Period will (i) in the case of any Tax based on or measured by income or receipts of the Acquired Companies during the Straddle Period, be deemed equal to the amount which would by payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended on the Closing Date, provided that any Taxes attributable to transactions not in the Ordinary Course of Business that occur on the Closing Date but after the Closing will be considered to have occurred on the day following the Closing Date, and (ii) in the case of any other Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period.

               (c) The Sellers’ Representative and Buyer agree to give prompt notice to each other of any proposed adjustment to Taxes for any Pre-Closing Tax Period or Pre-Closing Partial Tax Period of the Acquired Companies. The Sellers’ Representative and Buyer will cooperate with each other in the conduct of any audit or other proceedings involving the Acquired Companies for such periods and each may participate at its own expense, provided that Buyer will control all aspects of the proceedings.

               (d) The Sellers’ Representative and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including the execution of powers of attorney and access to Books and Records) relating to the Acquired Companies as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

               (e) At Buyer’s sole election, Sellers will cause to be made an election pursuant to Section 754 of the Code with respect to each of the Acquired Companies treated as a partnership for federal income tax purposes.

          Section 6.11. Release and Employment Agreements.

               At Closing, each Greystone Principal will enter into a release agreement in the form attached hereto as Exhibit C-1 and each Seller will enter into a release agreement in the form attached hereto as Exhibit C-2 (each a “Release Agreement”), and each Greystone Principal will enter into the applicable employment agreement with Buyer as follows: (a) Lanahan will enter into the Employment Agreement and the Restricted Stock Agreement in the forms attached hereto as Exhibit D-1 (the “Lanahan Employment Agreements”), (b) Steinhoff will enter into the Employment Agreement and the Restricted Stock Agreement in the form attached hereto as Exhibit D-2 (the “Steinhoff Employment Agreements”), (c) Andrews will enter into the Employment Agreement in the form attached hereto as Exhibit D-3 (the “Andrews Employment Agreement”) and (d) Spooner will enter into the Employment Agreement in the form attached hereto as Exhibit D-4 (the “Spooner Employment Agreement” and together with the Lanahan Employment Agreements, the Steinhoff Employment Agreements and the Andrews Employment Agreement, the “Employment Agreements”).

          Section 6.12. Termination of Certain Executive Arrangements.

               On or prior to Closing, Sellers will terminate the Greystone Employee Participation Partnership and the Greystone Management Retention Plans. Such terminations will be documented and accomplished in a form and manner reasonably acceptable to Buyer.

          Section 6.13. Termination of Certain Agreements.

               On or prior to Closing, Sellers will terminate (a) that certain Member’s Agreement, dated June 29, 1998, among the Sellers (as amended, the “Member’s Agreement”) which provides for, among other things certain rights of first refusal, (b) that certain Shareholders’ Agreement dated June 29, 1998, among the Sellers and GDC LLC (as amended, the “Shareholders’ Agreement”), which provides for, among other things, certain rights of first refusal and (c) the line of credit maintained by the Acquired Companies with JPMorgan Chase Bank and all related loan documents, including any guaranties, security agreements or other documents evidencing the line of credit or security therefor. Such terminations shall be pursuant to termination agreements in forms reasonably acceptable to Buyer.

          Section 6.14. D&O Indemnified Parties.

               Buyer agrees to cause each Acquired Company to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director (to the extent such Acquired Company is a corporation) or a member or manager (to the extent such Acquired Company is a limited liability company) of such Acquired Company (individually, a “D&O Indemnified Party” and, collectively, the “D&O Indemnified Parties”), against any Losses incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring prior to the Closing Date solely to the extent provided for in the respective articles of incorporation, bylaws or similar organizational documents of such Acquired Company as in effect on the date hereof; provided, that the foregoing shall not apply to any claim, action, suit, proceeding or investigation (a) caused by or arising out of the willful misconduct or gross negligence of any D&O Indemnified Party, (b) with respect to which the Greystone Principals or Greystone Partners have an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 9.01(a), (c) with respect to which the Minority Interest Sellers have an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 9.01(b), (d) the existence of which constitutes a breach of a representation, warranty, covenant or agreement of any of the Greystone Principals, Sellers, or GDC LLC hereunder, or (e) caused by or arising out of the execution, delivery and performance by any of the Greystone Principals, Sellers or GDC LLC of this Agreement or the Transaction Documents or the consummation by any of the Greystone Principals, Seller or GDC LLC of the Contemplated Transactions.

          Section 6.15. Seed Capital Entity and Other Restructuring.

               (a) Prior to the Closing Date, Sellers and their Affiliates, as applicable, will prepare and enter into documentation in a form reasonably acceptable to Buyer to effect the following transactions:

                    (i) Sellers will cause GCI to transfer all of the shares of GCI Nashville Interests, Inc. and GCI New Orleans Interests, Inc. to Greystone Partners in compliance with the constituent documents of all relevant entities and all applicable Laws.

                    (ii) GDC LLC will, and Sellers will cause GDC LLC, to transfer all of the shares of GCI Farley Hills, Inc. and GCI Preston Hollow, Inc. to Greystone Partners in compliance with the constituent documents of all relevant entities and all applicable Laws.

                    (iii) GDC LLC will, and Sellers will cause GDC LLC to transfer all of the membership interests of Greystone Employee Interests LLC and the limited partner interests of the Greystone Employee Participation Partnership held by GDC LLC to Greystone Partners in compliance with the constituent documents of all relevant entities and all applicable Laws. GDC LLC will cause the Greystone Employee Participation Partnership to transfer its ninety-nine percent (99%) limited partner interest in Greystone Partners of Florida, LP to GDC LLC in compliance with the constituent documents of all relevant entities and all applicable Laws.

                    (iv) GDC II LP and Greystone Partners will enter into a letter agreement that (i) the proposed assignments of the membership interests of each of GDC Olathe, LLC, GDC Barton Creek, LLC, GDC Water Tower, LLC, GDC Plymouth Place LLC and (ii) the proposed transfer of shares of GDC Squaw Peak, Inc. to any one or more of the Acquired Companies, are all null, void and of no further force and effect.

                    (v) Sellers will cause GCI to transfer all of the shares of Greystone Management Services, Inc. to Greystone Partners in compliance with the constituent documents of all relevant entities and all applicable Laws. Sellers will cause Greystone Management Services, Inc. to be renamed as “Pittsford Consulting Services, Inc.” or another name acceptable to Buyer. Sellers will cause Greystone Management Services, Inc. to enter into the Consulting Services Agreement with Greystone Management Services, LLC.

               (b) If any Seller, Excluded Entity and/or any of their respective Affiliates (other than the Acquired Companies) owns or otherwise possesses any right, title or interest of any type or nature whatsoever in any assets that are primarily related to or primarily used in the Business of the Acquired Companies, Sellers shall, or shall cause the Excluded Entities and/or any Affiliates of Sellers or the Excluded Entities, to transfer such assets, free and clear of all Liens, to an Acquired Company designated by Buyer at no cost to Buyer pursuant to instruments of transfer in form and substance reasonably satisfactory to Buyer, and Sellers shall obtain all consents and give all notices necessary to do so and shall furnish copies of such consents and notices to Buyer.

ARTICLE 7
CONDITIONS TO THE CLOSING

          Section 7.01. Conditions to the Obligations of Buyer.

               The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following further conditions:

               (a) (i) each of the Greystone Principals, Sellers and GDC LLC will have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

                    (ii) the representations and warranties of each of the Greystone Principals, Sellers and GDC LLC contained in this Agreement and in any certificate or other writing delivered by any Greystone Principal, any Seller or GDC LLC pursuant hereto must be true and correct in all respects (regardless of any materiality, material adverse effect or Material Adverse Effect qualifiers set forth therein) when made and at and as of the Closing as if made at and as of such time (except in each case in respect of representations made as of a specified date, which must be true and correct in all respects, as the case may be, as of such specified date) with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; provided, that the representations and warranties of the Greystone Principals, Sellers and GDC LLC in Sections 3.01, 3.02, 3.05, 3.06, 3.15, 3.19, 3.28 and 3.31 must be true and correct in all respects; and

                    (iii) Buyer will have received (A) a certificate signed on behalf of each Seller and GDC LLC by the Chairman of the Board, Chief Executive Officer or Chief Operating Officer of such Seller and GDC LLC with respect to such Seller’s and GDC LLC’s obligations, representations and warranties to the foregoing effect and (B) a certificate signed by each Greystone Principal with respect to such Greystone Principal’s obligations, representations, and warranties to the foregoing effect;

               (b) there must not have occurred a Material Adverse Effect;

               (c) Buyer will have received all documents reasonably requested by it relating to the existence of each Seller and GDC LLC and the authority for the entry by each Seller and GDC LLC into this Agreement, all in form and substance reasonably satisfactory to Buyer;

               (d) all notices to any Governmental Entity and all consents, approvals and licenses of any Governmental Entity set forth in Section 3.03(a) and Section 3.03(b) of the Disclosure Schedule will have been obtained and must be final and effective;

               (e) there must not be instituted or pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the Closing or seeking to obtain damages or otherwise directly or indirectly relating to the Contemplated Transactions, (ii) seeking to restrain or prohibit the ownership or operation by Buyer or any of Buyer’s Affiliates of all or any portion of the business, properties or assets of the Acquired Companies, or of Buyer or Buyer’s Affiliates, or to compel Buyer or any of Buyer’s Affiliates to dispose of or hold separate all or any portion of the business, properties or assets of the Acquired Companies, or of Buyer or Buyer’s Affiliates, (iii) seeking to impose or confirm limitations on the ability of Buyer or any of Buyer’s Affiliates to control effectively the business or operations of the Acquired Companies, or the ability of Buyer or any of Buyer’s Affiliates effectively to exercise full rights of ownership of any shares of the Acquired Companies or (iv) seeking to require divestiture by Buyer or any of the Buyer’s Affiliates of any Equity Interests of the Acquired Companies, and no Governmental Entity will have issued any Order, and there must not be any Law proposed, adopted or enacted, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);

               (f) [Intentionally omitted];

               (g) any personal loans by any Acquired Company to the Greystone Principals will have been repaid or forgiven prior to or concurrently with the Closing, and all Tax Liabilities of the Acquired Companies in connection therewith will have been satisfied; and

               (h) Buyer will have received all of the Closing deliveries to be provided by the Greystone Principals, Sellers and GDC LLC in accordance with Section 8.03.

          Section 7.02. Condition to the Obligation of Sellers.

               The obligations of Sellers to consummate the Closing is subject to the satisfaction or waiver by Sellers, as the case may be, at or prior to the Closing of the following further conditions:

               (a) (i) Buyer will have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date,

                    (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto will be true and correct in all respects (regardless of any materiality, material adverse effect or Buyer Material Adverse Effect qualifiers set forth therein) when made and at and as of the Closing as if made at and as of such time (except in each case in respect of representations made as of a specified date which will be required to be true and correct or true and correct in all respects, as the case may be, as of such specified date) with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect, and

                    (iii) Sellers will have received a certificate signed by the Chief Executive Officer, any Senior Vice President or any Vice President of Buyer to the foregoing effect;

               (b) there must not be instituted or pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the Closing or seeking to obtain damages or otherwise directly or indirectly relating to the Contemplated Transactions and (ii) there must not be any Law proposed, adopted or enacted, that is likely to result in any of the consequences referred to in the preceding clause (i);

               (c) Sellers will have received all of the Closing deliveries to be provided by Buyer in accordance with Section 8.04; and

               (d) there must not have occurred a Buyer Material Adverse Effect.

ARTICLE 8
CLOSING

          Section 8.01. Closing.

               Subject to satisfaction or waiver of all of the conditions set forth in Section 7.01, the closing of the Sale hereunder (the “Closing”) will be held on May 10, 2005; provided that if all of the conditions set forth in Section 7.01 are not satisfied (or waived in accordance with this Agreement) on or before May 10, 2005, then the Closing will be held two (2) Business Days after the satisfaction (or waiver in accordance with this Agreement) of such conditions (the date on which the Closing will occur pursuant to this Section 8.01 is referred to herein as the “Closing Date”).

          Section 8.02. Time and Place of Closing.

               The Closing will be held at 10:00 a.m. local time on the Closing Date at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia, or at such other time and place as the parties may agree in writing.

          Section 8.03. Delivery by the Greystone Principals, Sellers and GDC LLC.

               At the Closing, the Greystone Principals, Sellers and GDC LLC will deliver to Buyer the following:

               (a) The certificates representing all of the certificated Securities, which will be either duly endorsed or accompanied by stock powers duly executed by Sellers in favor of Buyer;

               (b) An Assignment and Assumption of Limited Liability Company Interest of GDC LLC in the form attached hereto as Exhibit E (an “Assignment and Assumption of LLC Interests”) duly executed by Sellers;

               (c) An Assignment and Assumption of Limited Partnership Interests of GDC II LP in the form attached hereto as Exhibit F (an “Assignment and Assumption of LP Interests”) duly executed by Sellers;

               (d) The Escrow Agreement duly executed by Sellers;

               (e) A Release Agreement executed by each Greystone Principal and each Seller;

               (f) The Employment Agreements executed by each Greystone Principal;

               (g) [Intentionally omitted];

               (h) A copy of the approval of the general and limited partners of each Seller that is a limited partnership and a copy of the approval of the members and board of managers, if any, of each Seller that is a limited liability company and GDC LLC, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Contemplated Transactions;

               (i) Certificates of the Greystone Principals, Sellers, and GDC LLC certifying the matters set forth in Section 7.01(a);

               (j) A certificate of each Seller and GDC LLC as to the incumbency of the officers or other authorized Person of such Seller or GDC LLC executing this Agreement on behalf of such Seller or GDC LLC;

               (k) Copies of the organizational documents of each Seller certified by an executive officer of such Seller as being correct and complete;

               (l) Copies of the organizational documents of each of the Acquired Companies certified by an executive officer of Greystone Partners as being correct and complete;

               (m) Certificate of good standing of each Seller and each Acquired Company from its state of organization, and certificates of foreign qualification for each Seller and each Acquired Company in all states in which they are qualified to do business;

               (n) Copies of the assignment or other transfer instruments evidencing the Tax Distribution, the GCI Share Distribution, the Closing Distribution and the Stub Period Tax Distribution and any resolutions, correspondence and other documents in connection therewith;

               (o) Copies of documentation evidencing satisfaction of the obligations set forth in Section 6.09(d);

               (p) Copies of the documentation contemplated by Section 6.12, Section 6.13 and Section 6.15(a);

               (q) The Consulting Services Agreement executed by the parties thereto; and

               (r) Legal opinions as of the Closing Date from (i) counsel of Greystone Partners in the form set forth on Exhibit G-1 hereto (ii) counsel of Concorde in the form set forth on Exhibit G-2 hereto, (iii) counsel of Mahalo in the form set forth on Exhibit G-3 hereto and (iv) counsel of Westport in the form set forth on Exhibit G-4 hereto.

          Section 8.04. Delivery by Buyer.

               At the Closing, Buyer will deliver to Sellers the following:

               (a) the Initial Purchase Price, less the Escrow Amount, in accordance with Section 2.03;

               (b) an Assignment and Assumption of LLC Interests duly executed by Buyer;

               (c) an Assignment and Assumption of LP Interests duly executed by Buyer;

               (d) the Escrow Agreement duly executed by Buyer and the Escrow Agent;

               (e) Copies of the resolutions of the Board of Directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions;

               (f) A certificate of Buyer signed by an officer of Buyer certifying the matters set forth in Section 7.02(a); and

               (g) Legal opinion(s) from Buyer’s general counsel or Buyer’s outside counsel as of the Closing Date in the forms set forth on Exhibit H hereto.

          Section 8.05. Delivery by the Acquired Companies.

               At the Closing, the Acquired Companies will deliver to Sellers the Distributable Cash, in accordance with each Seller’s Pro Rata Share pursuant to Section 2.04.

ARTICLE 9
INDEMNIFICATION

          Section 9.01. General Indemnification.

               (a) Subject to Sections 9.02 and 9.03, from and after the Closing Date, the Greystone Principals and Greystone Partners, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and all of Buyer’s Affiliates and each of their respective directors, officers, employees and agents (each, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred or suffered by the Buyer Indemnified Parties arising out of, based upon or resulting from any of the following:

                    (i) any breach by any Greystone Principal, Greystone Partners or GDC LLC of any representation or warranty contained in or referred to in Article 3 or in any schedule or exhibit or in the certificate delivered by or on behalf of any Greystone Principal, Greystone Partners or GDC LLC pursuant to Section 7.01(a), in each case, without regard for any exception for materiality, material adverse effect or Material Adverse Effect contained therein;

                    (ii) any breach by any Greystone Principal, Greystone Partners or GDC LLC of, or any failure of any Greystone Principal, any Greystone Partners or GDC LLC to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement;

                    (iii) any Pre-Closing Claim;

                    (iv) any Sellers’ Transaction Expenses;

                    (v) (A) all Taxes (or the non-payment thereof) of the Acquired Companies for all Pre-Closing Tax Periods and Pre-Closing Partial Tax Periods, (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Acquired Companies (or any predecessor of the Acquired Companies) is or was a member on or prior to the Closing Date (including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation), and (C) any and all Taxes of any Person (other than the Acquired Companies) imposed on the Acquired Companies as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing;

                    (vi) any failure by the Excluded Entities, the Acquired Companies or their respective Affiliates to comply with applicable securities Laws (including federal and state securities registration and broker-dealer Laws, “blue sky” Laws, the Investment Advisers Act and the Investment Company Act), in connection with, arising out of, relating to or resulting from any capital or other fund raising activities on or prior to the Closing Date, including in connection with any “seed capital” transactions;

                    (vii) the conduct of the business of the Excluded Entities prior to, at or after the Closing;

                    (viii) the formation and conduct of the business of Greystone Marketing Services, including any Liability arising as a result of the participation, or lack of participation of employees or former employees of Greystone Marketing Services in any Greystone Plan;

                    (ix) the establishment, operation or termination of Greystone Employee Participation Partnership and the Greystone Management Retention Plans;

                    (x) any facts, circumstances or conditions, existing, initiated or occurring prior to the Closing Date which have resulted or may result in any Liabilities under any Environmental Law; and

                    (xi) relating to the preparation and submission of any claims and cost reports and any other activity prior to Closing in connection with the Business which is the basis for any suspension, disbarment, or exclusion under any Government Program, or is prohibited by 42 U.S.C. Section 1320a-7a, 42 U.S.C. Section 1320a-7b, 18 U.S.C. Section 1347, 18 U.S.C. Section 1035, or 31 U.S.C. Section 3729-3733, or any similar state laws.

               (b) Subject to Sections 9.02 and 9.03, from and after the Closing Date, the Minority Interest Sellers, jointly and severally, hereby agree to indemnify, defend and hold harmless the Buyer Indemnified Parties, from and against any and all Losses incurred or suffered by the Buyer Indemnified Parties arising out of, based upon or resulting from any of the following:

                    (i) any breach by the Minority Interest Sellers of any representation or warranty contained in or referred to in Article 3 or in any schedule or exhibit or in the certificate delivered by or on behalf of any Minority Interest Seller pursuant to Section 7.01(a), in each case, without regard for any exception for materiality, material adverse effect or Material Adverse Effect contained therein;

                    (ii) any breach by any Minority Interest Seller of, or any failure of any Minority Interest Seller to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement; and

                    (iii) any Sellers’ Transaction Expenses.

               (c) Subject to Sections 9.02 and 9.03, from and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless each Seller and their respective Affiliates, and each of their respective directors, officers, employees and agents (each, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by Seller Indemnified Parties arising out of, based upon or resulting from any of the following:

                    (i) any breach by Buyer of any representation or warranty contained in or referred to in Article 4 or in any schedule or exhibit or in the certificate delivered by or on behalf of Buyer pursuant to Section 7.02(a), in each case, without regard for any exception for materiality or material adverse effect contained therein;

                    (ii) any breach by Buyer of, or any failure of Buyer to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement; and

                    (iii) any Third Party Claims made against any of the Greystone Principals or Greystone Partners after the Closing Date to the extent such Third Party Claims are related to the conduct of the Business after Closing; provided, that the foregoing shall not apply to any Loss (A) caused by or arising out of the willful misconduct or gross negligence of any of the Greystone Principals or Greystone Partners, (B) with respect to which the Greystone Principals or Greystone Partners have an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 9.01(a), (C) with respect to which the Minority Interest Sellers have an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 9.01(b), (D) the existence of which constitutes a breach of a representation, warranty, covenant or agreement of any of the Greystone Principals, Sellers, or GDC LLC hereunder, or (E) caused by or arising out of the execution, delivery and performance by any of the Greystone Principals, Sellers or GDC LLC of this Agreement or the Transaction Documents or the consummation by any of the Greystone Principals, Seller or GDC LLC of the Contemplated Transactions.

               (d) In the event that a Person entitled to indemnification under this Article 9 (the “Indemnified Party”) will incur or suffer any Losses in respect of which indemnification may be sought under this Article 9 against the Person or required to provide indemnification under this Article 9 (collectively, the “Indemnifying Party”), the Indemnified Party will assert a claim for indemnification by providing a written notice (the “Notice of Loss”) to the Indemnifying Party stating the nature and, in reasonable detail, the basis of such Notice of Loss. The Notice of Loss will be provided to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware that it has incurred or suffered a Loss. Notwithstanding the foregoing but subject to Section 9.02, any failure to provide the Indemnifying Party with a Notice of Loss, or any failure to provide a Notice of Loss in a timely manner as aforesaid, will not relieve any Indemnifying Party from any Liability that it may have to the Indemnified Party under this Section 9.01 except to the extent that the ability of such Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such Notice of Loss. If the Notice of Loss relates to a Third Party Claim, the procedures set forth in Section 9.01(e) will be applicable. If the Notice of Loss does not relate to a Third Party Claim, the Indemnifying Party will have thirty (30) days from the date of receipt of such Notice of Loss to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Loss, as the case may be, by causing the Indemnifying Party to deliver written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Loss within such thirty (30) day period, the Indemnifying Party will be deemed to have agreed to the Notice of Loss and will be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Loss to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection, the Indemnifying Party and the Indemnified Party will use their Commercially Reasonable Efforts to settle (without an obligation to settle) such claim for indemnification. If the Indemnifying Party and the Indemnified Party do not settle such dispute within thirty (30) days after the Indemnified Party’s receipt of the Indemnifying Party’s notice of objection, the Indemnifying Party and the Indemnified Party will be entitled to seek enforcement of their respective rights under this Article 9.

               (e) Promptly after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any action, suit or proceeding by a third Person (a “Third Party Claim”) in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party will so notify in writing the Indemnifying Party, but subject to Section 9.02 any failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability that it may have to the Indemnified Party under this Section 9.01 except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice. In no event will the Indemnified Party admit any Liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed. With respect to any such claim as to which the Indemnifying Party has acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the right to assume the defense (at the expense of the Indemnifying Party) of any such claim through counsel chosen by the Indemnifying Party by causing the Indemnifying Party to notify the Indemnified Party within thirty (30) days after the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, that any such counsel will be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnified Party will have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by its counsel that there are one or more legal defenses available to it that are different from or additional to those available to any Indemnifying Party or that there is otherwise a potential conflict between the interests of the Indemnified Party and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party. The Indemnifying Party and the Indemnified Party each agree to render to the other parties such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim, which assistance will include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Indemnifying Party may not settle or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such claim. None of the Indemnified Party or any of its Affiliates may settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may have a Liability under this Agreement without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

               (f) With respect to any claim as to which the Indemnifying Party will have acknowledged in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party hereunder, after written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, the Indemnifying Party will not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except if the Indemnified Party has the right to employ counsel to represent it at the expense of the Indemnifying Party as set forth in Section 9.01(e). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within thirty (30) days after the receipt by the Indemnifying Party of the notice required pursuant to Section 9.01(e), the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party.

          Section 9.02. Survival.

               All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement and in any other agreement required to be exercised by the parties pursuant to this Agreement, will be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements will remain in full force and effect, subject to the provisions of this Section 9.02. The rights of the Buyer Indemnified Parties to assert a claim under Section 9.01(a)(i) and Section 9.01(b)(i), and the rights of Seller Indemnified Persons to assert a claim under Section 9.01(c)(i), will survive the Closing Date for a period (the “Survival Period”) beginning at the Closing Date and ending twelve (12) months after Closing, and thereafter will terminate and expire, except with respect to Liabilities for any item as to which, prior to the expiration of the Survival Period, an Indemnified Party has asserted a claim in writing as required pursuant to the provisions of this Article 9, in which event the Liability for such claim will continue until such claim has been finally settled, decided or adjudicated. Notwithstanding the foregoing, (a) the right of the Buyer Indemnified Parties to assert a claim under Section 9.01(a)(i) or Section 9.01(b)(i) for any breach of any representation or warranty set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.11, 3.12, 3.19, 3.29 or 3.31 (such representations and warranties, together with those set forth in Section 3.18, the “Excluded Representations”) will survive the Closing Date and continue in effect until the expiration of the applicable statute of limitations for any claims relating thereto and (b) the right of the Buyer Indemnified Parties to assert a claim under Section 9.01(a)(i) or Section 9.01(b)(i) for any breach of any representation or warranty set forth in Section 3.18 will survive the Closing Date for a period beginning at the Closing Date and ending two (2) years after Closing, and thereafter will terminate and expire, except with respect to Liabilities for any item as to which, prior to the expiration of such two-year period, a Buyer Indemnified Party has asserted a claim in writing as required pursuant to the provisions of this Article 9, in which event the Liability for such claim will continue until such claim has been finally settled, decided or adjudicated.

          Section 9.03. Limitation on Liability.

               (a) Subject to Section 9.03(e), the Greystone Principals and Sellers will not have any liability pursuant to Section 9.01(a)(i) or Section 9.01(b)(i) for any Losses unless and until the aggregate amount of all such Losses exceeds Three Hundred Thousand Dollars ($300,000) (the “Threshold Amount”), in which event the Greystone Principals and Sellers will be liable for indemnification pursuant to Section 9.01(a)(i) and/or Section 9.01(b)(i) for the aggregate amount of all such Losses in excess of the Threshold Amount, up to the maximum amount set forth in Section 9.03(b).

               (b) Subject to Section 9.03(e), the maximum liability of the Greystone Principals and Sellers pursuant to Section 9.01(a)(i) and Section 9.01(b)(i) will not exceed the Purchase Price (collectively, the “Indemnity Cap”).

               (c) Subject to Section 9.03(f), Buyer will not have any liability pursuant to Section 9.01(c)(i) for any Losses unless and until the aggregate amount of all such Losses exceeds the Threshold Amount, in which event Buyer will be liable for indemnification pursuant to Section 9.01(c)(i) for the aggregate amount of all such Losses in excess of the Threshold Amount, up to the maximum amount set forth in Section 9.03(d).

               (d) Subject to Section 9.03(f), the maximum liability of Buyer pursuant to Section 9.01(c)(i) will not exceed the Indemnity Cap.

               (e) The limitations on liability set forth in Section 9.03(a) and Section 9.03(b) will not apply with respect to Losses resulting from (i) any breach of any of the Excluded Representations and (ii) fraud or intentional misrepresentation with respect to any breach of any representation or warranty contained in or referred to in Article 3 or in any schedule or exhibit or in the certificate delivered by or on behalf of the Greystone Principals, Sellers or GDC LLC pursuant to Section 7.01(a).

               (f) The limitations on liability set forth in Section 9.03(c) and Section 9.03(d) will not apply with respect to Losses resulting from fraud or intentional misrepresentation with respect to any breach of a representation or warranty contained in or referred to in Article 4 or in any schedule or exhibit or in the certificate delivered by or on behalf of Buyer, as the case may be, pursuant to Section 7.02(a).

               (g) The amount of any Losses for which indemnification is provided under this Article 9 will be reduced by the insurance proceeds actually received by the Indemnified Party with respect to such Loss.

               (h) No Indemnifying Party will be liable for the punitive damages of any Indemnified Party arising out of the performance of, or the failure to perform, any obligation(s) set forth herein, except for such damages arising from Third Party Claims or from fraud or intentional misrepresentation. Neither the Greystone Principals nor Sellers will be liable under Section 9.01(a) or Section 9.01(b) for the consequential, incidental, special or indirect damages of Buyer or Buyer’s Affiliates, except for such damages incurred or suffered by any of the Acquired Companies or such damages arising from Third Party Claims or from fraud or intentional misrepresentation.

               (i) If any of the certificates required to be delivered by the Greystone Principals, Sellers and GDC LLC pursuant to Section 7.01(a)(iii) contain an exception or exceptions to the condition specified in Section 7.01(a)(ii) and within such certificate or certificates the Greystone Principals and/or Sellers acknowledge that such exception or exceptions cause the condition specified in Section 7.01(a)(ii) not to be satisfied, then after Closing, the Buyer Indemnified Parties will not be entitled to seek indemnification from the Greystone Principals or Sellers pursuant to Section 9.01(a)(i) or Section 9.01(b)(i) for any Losses incurred or suffered by the Buyer Indemnified Parties which are directly attributable to such exception or exceptions.

               (j) If any of the Greystone Principals, Greystone Partners or GDC LLC breach the representations and warranties in Section 3.09, then the Buyer Indemnified Parties will not be entitled to indemnification under Section 9.01(a)(i) for such breach of Section 3.09 solely to the extent that (A) the condition, situation or set of circumstances giving rise to such breach of Section 3.09 was also the subject of a separate representation and warranty in Article 3 that is qualified by the phrase “to the Knowledge of Sellers”, and (B) such separate representation was true and correct in all respects.

          Section 9.04. Payment.

               (a) Upon a determination of liability under this Article 9, the appropriate party will pay the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the Indemnifying Party will nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid will bear interest as provided below in Section 9.04(c). Subject to Section 9.05, upon the payment in full of any claim, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person, firm, corporation or other entity with respect to the subject matter of such claim.

               (b) Any items as to which any Buyer Indemnified Party is entitled to payment under this Agreement will first be paid to the Buyer Indemnified Party pursuant to the terms of the Escrow Agreement, to the extent that the then outstanding amount of the escrow funds is sufficient to pay such items. If the then outstanding amount of the escrow funds is insufficient to pay any such item in full (including if the escrow funds have been released), the payment of such item as to which the Buyer Indemnified Party is entitled to payment under this Agreement and which is not able to be paid from the escrow funds will be the joint and several obligation of the Greystone Principals and Sellers and the Greystone Principals and Sellers will make full payment of any and all such items to the Buyer Indemnified Party within five (5) Business Days after the date of determination of liability.

               (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party will pay the indemnified party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times will be three percentage points in excess of the Prime Rate.

               (d) Notwithstanding anything herein to the contrary, Buyer has the right to withhold and set off against any amount due under Section 2.04(b) or Section 2.05 the amount of any claim for indemnification or payment of damages to which any Buyer Indemnified Party may be entitled under this Agreement or any other Transaction Documents.

          Section 9.05. No Recourse.

               Notwithstanding any provision in this Agreement, each Greystone Principal and each Seller hereby irrevocably waives any and all claims and right to recourse against any Acquired Company, or any of their respective officers, directors, managers and employees, including such claims and right to recourse with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by each Greystone Principal, Seller or GDC LLC in this Agreement, the Transaction Documents or any other agreements and documents executed or to be executed in order to consummate the Contemplated Transactions. None of the Greystone Principals or Sellers will be entitled to contribution from, subrogation to or recovery against the Acquired Companies with respect to any Liability of the Greystone Principals or Sellers, including any such Liability that may arise under or pursuant to this Agreement, the Transaction Documents or any other agreements or documents executed or to be executed by the parties hereto in connection herewith.

          Section 9.06. Effect of Knowledge on Indemnification.

               No Buyer Indemnified Party will be entitled to indemnification hereunder with respect to a breach by any of the Greystone Principals, Sellers or GDC LLC of any of their respective representations and warranties hereunder that Brad Rush or Carl Adams had actual knowledge of on the date hereof; provided, that the Buyer Indemnified Parties will be entitled to indemnification with respect to the matters described on Section 9.06 of the Disclosure Schedule whether or not Brad Rush or Carl Adams had actual knowledge of such matters. Except as provided in the preceding sentence, (i) the right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement will not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired ) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or in-accuracy of or compliance with any such representation, warranty, covenant or obligation, and (ii) except as provided in Section 9.03(i), the waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

          Section 9.07. Remedies Exclusive.

               From and after the Closing Date, except as set forth in Section 11.12 and for causes of action arising from fraud or intentional misrepresentation, the indemnification rights provided for in this Article 9 will constitute the sole and exclusive remedy for any claims with respect to any breach or inaccuracy of any representation or warranty or covenants in this Agreement.

          Section 9.08. No Duplication of Claims.

               Any liability for indemnification under this Article 9 will be determined without duplication for recovery because of the state of facts giving rise to the Losses constitute a breach of more than one representation, warranty, covenant or agreement hereunder.

ARTICLE 10
TERMINATION

          Section 10.01. Termination.

               This Agreement may be terminated at any time prior to the Closing by:

               (a) the mutual consent of Buyer and Sellers;

               (b) either Buyer or Sellers, by written notice of termination delivered to the other, if the Closing Date has not occurred on or before June 30, 2005 (the “Termination Date”); provided, that the failure of the Closing to have occurred by the Termination Date will not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 10.01(b);

               (c) either Buyer or Sellers in the event that any court or Governmental Entity of competent jurisdiction issues a final, non-appealable injunction prohibiting the Contemplated Transactions; provided, that the issuance of such final, non-appealable injunction must not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 10.01(c);

               (d) by Buyer, if there has been a breach of any representation, warranty, covenant or agreement on the part of any Greystone Principal, any Seller or GDC LLC contained in this Agreement such that the conditions set forth in Section 7.01(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured prior to the Termination Date, such breach has not been cured prior to the Termination Date; provided that Buyer will not have the right to terminate this Agreement pursuant to this Section 10.01(d) if Buyer is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement; and

               (e) by Sellers, if there has been a breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement such that the conditions set forth in Section 7.02(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach has not been cured prior to the Termination Date; provided, that if all of the conditions to Closing set forth in Section 7.01 are satisfied on and as of the Closing Date and Buyer breaches its obligation to consummate the Closing on the Closing Date in accordance with this Agreement, then, after giving an initial written notice of such a breach to Buyer, Sellers may terminate this Agreement by a subsequent written termination notice to Buyer made at any time during the period beginning on the third (3rd) Business Day after Buyer’s receipt of the initial written notice of breach and ending on the tenth (10th) Business Day after Buyer’s receipt of the initial written notice of breach, but only if Buyer has not cured such breach prior to receipt of such subsequent written termination notice; provided, further, that Sellers will not have the right to terminate this Agreement pursuant to this Section 10.01(e) if any Seller is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

          Section 10.02. Effect of Termination.

               (a) In the event this Agreement is terminated as provided in Section 10.01, this Agreement will be deemed null, void and of no further force or effect, and the parties hereto will be released from all future obligations hereunder, except that the obligations of the parties set forth in this Section 10.02, Section 6.08 (which relates to confidentiality), and Section 11.03 (which relates to payment of certain expenses), will survive such termination and the parties hereto will have any and all remedies provided at law or in equity or otherwise (including specific performance) to enforce the obligations set forth in this Section 10.02, Section 6.08 and Section 11.03; provided, that except as set forth in Section 10.02(c), nothing herein will relieve any party from liability for any breach hereof, and each party will be entitled to any remedies at law or in equity to recover Losses (and only Losses) arising from such breach; provided, further that, notwithstanding the foregoing, under no circumstances will Sellers be entitled to specific performance or other equitable remedies to compel or seek to compel Buyer to consummate the Contemplated Transactions, but Sellers shall be entitled to pursue their remedies under Section 10.02(c).

               (b) If this Agreement is terminated for any reason, for a period of two (2) years after this Agreement is terminated, Buyer will not, without the prior written consent of GDC LLC, which consent shall not unreasonably be withheld, hire any employee of GCI or GDC LLC with a title of Vice President or above as of the date hereof.

               (c) If this Agreement is validly terminated by Sellers pursuant to Section 10.01(e) as a result of Buyer’s failure or refusal to consummate the Closing, then (i) the parties agree that the damages to be suffered by Sellers would be difficult to calculate and that Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000) is a reasonable estimate of the damages that Sellers would suffer and (ii) Buyer will pay to each Seller as liquidated damages, and not as a penalty, such Seller’s Pro Rata Share of Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000). Notwithstanding anything in this Agreement to the contrary, Sellers agree that the liquidated damages contemplated under this Section 10.02(c) will be the sole and exclusive remedy of Sellers under this Agreement upon termination pursuant to Section 10.01(e).

ARTICLE 11
MISCELLANEOUS

          Section 11.01. Notices.

               All notices, requests and other communications to any party hereunder must be in writing (including telecopy or similar writing) and given as follows:

if to the Greystone Principals, Greystone Partners or GDC LLC (prior to Closing), to:

Greystone Partners Ltd.
222 W Las Colinas Boulevard
Suite 2100
Irving, Texas 75039
Attention: Paul Steinhoff, Vice Chairman and CEO
Facsimile: (972) 402-3750

with copies (which will not constitute notice) to:

McManemin & Smith, P.C.
600 N. Pearl Street
Suite 1600
Dallas, Texas 75201
Attention: Raymond D. Smith, Esq.
Facsimile: (214) 953-0695

if to the Minority Interest Sellers to:

Concorde Senior Living, L.L.C.
555 Fifth Avenue
New York, New York 10017
Attention: John Magee

Facsimile: (212) 286-5555

Mahalo Limited
c/o Double L Investments, Inc.
1962 Portage Landing North
North Palm Beach, Florida 33408
Attention: Larry Landry
Facsimile: (561) 624-8037

Westport Advisors, Ltd.
3801 PGA Boulevard
Suite 805
Palm Beach Gardens, Florida 33410
Facsimile: (561) 624-8037

if to Buyer:

Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attention: Carl G. Adams, Senior Vice President
Facsimile: (703) 744-1628

with copies (which will not constitute notice) to:

Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attention: John F. Gaul, Esq., General Counsel
Facsimile: (703) 744-1990

and

Hogan & Hartson L.L.P.
8300 Greensboro Drive
Suite 1100
McLean, Virginia 22102
Attention: Thomas E. Repke, Esq.
Facsimile: (703) 610-6200

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication will be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

          Section 11.02. Amendments; No Waivers.

               (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

          Section 11.03. Expenses.

               (a) Except as otherwise contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Sellers will pay all sales, use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), if any, applicable to, imposed upon or arising out of the Contemplated Transactions whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon.

               (b) Notwithstanding anything herein to the contrary, any amounts incurred by the Greystone Principals, Sellers, the Acquired Companies or any of their respective Affiliates for investment banking fees, accounting fees, legal fees and any other expenses related to the Contemplated Transactions (“Sellers’ Transaction Expenses”) will be paid by Sellers out of the Closing Distribution. The Greystone Principals and Sellers acknowledge and agree that neither Buyer nor any of Buyer’s Affiliates (including the Acquired Companies) will have any obligation for Sellers’ Transaction Expenses. Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement, the other Transaction Documents or the Contemplated Transactions.

          Section 11.04. Successors and Assigns; Benefit.

               The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign (other than by operation of law following the Closing), delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may make such an assignment to one or more direct or indirect Affiliates, but any such assignment will not relieve Buyer of its obligations hereunder. Nothing in this Agreement, expressed or implied, will confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Section 11.04 or in any other provision of this Agreement will prevent Buyer from effectuating, or participating with another Person or Persons in, or will require the consent of any other parties, for Buyer to effectuate, or participate with another Person or Persons in, a merger, consolidation, sale of all or substantially all of Buyer’s assets, or a sale or issuance of any of Buyer’s capital stock.

          Section 11.05. Governing Law.

               All matters arising out of or relating to this Agreement will be construed in accordance with and governed by the internal laws of the State of Delaware.

          Section 11.06. Resolution of Disputes.

               All claims, action, suits, hearings, investigations or proceedings relating to or arising under or in connection with this Agreement or any of the Transaction Documents (collectively, the “Litigation”) must be brought only in the federal or state courts located in the State of Delaware, which will have exclusive jurisdiction to resolve any Litigation, which each party irrevocably consents to the jurisdiction thereof for any Litigation. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Litigation in any Delaware court. Each party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of any inconvenient forum to the maintenance of such Litigation in any such court.

          Section 11.07. Severability.

               If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Contemplated Transactions contemplated hereby are fulfilled to the extent possible.

          Section 11.08. Table of Contents; Headings.

               The table of contents and the headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          Section 11.09. Counterparts; Effectiveness.

               This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto will have received counterparts hereof signed by all of the other parties hereto. This Agreement may be executed through delivery of duly executed signature pages by facsimile or electronic mail.

          Section 11.10. WAIVER OF JURY TRIAL.

               EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 11.11. Entire Agreement.

               This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

          Section 11.12. Specific Performance.

               The Greystone Principals, Sellers and GDC LLC agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that Buyer will be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

          Section 11.13. Sellers’ Representative.

               The Greystone Principals and Sellers hereby appoint Greystone Partners (the “Sellers’ Representative”) attorney-in-fact, authorized and empowered to act, for and on behalf of all of the Greystone Principals and Sellers, in connection with this Agreement as it relates to the Greystone Principals and/or Sellers generally, and such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, (a) to administer and resolve any disputes or compromise on their behalf with Buyer any claims asserted hereunder, (b) to execute and deliver on behalf of Sellers and/or the Greystone Principals any documents or agreements contemplated by or necessary or desirable in connection with this Agreement, (c) to take such further actions such as coordinating and administering post-Closing matters related to the rights and obligations of the Greystone Principals and/or Sellers as are authorized in this Agreement and (d) to receive and distribute to Sellers cash payable by Buyer to Sellers pursuant to this Agreement, including cash payments pursuant to Section 2.04(c)(ii) and Section 2.05. Without limiting the generality of the preceding sentence, the Greystone Principals and Sellers acknowledge and agree that whenever (i) a consent of the Greystone Principals and/or Sellers is required or permitted under this Agreement, only the consent of Sellers’ Representative will be required to be obtained to make such consent effective as to all of the Greystone Principals and/or Sellers, (ii) a selection, designation or other decision is to be made by the Greystone Principals and/or Sellers pursuant to this Agreement, the selection, designation or decision of Sellers’ Representative will be final and binding on all the Greystone Principals and Sellers and (iii) any document or other item is required to be delivered to the Greystone Principals and/or Sellers pursuant to this Agreement, such delivery will be deemed effective if sent to Sellers’ Representative.

          Section 11.14. Interest.

               If any party fails to timely make any payment required hereunder or under any Transaction Document, such amounts shall bear interest at a floating rate per annum equal to the Prime Rate plus 3% from the time when payment was due until such payment is made.

[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

SUNRISE SENIOR LIVING, INC.,
a Delaware corporation

By:	/s/ Bradley B. Rush

Name:	Bradley B. Rush
Title:	Chief Investment Officer

SELLERS:

GREYSTONE PARTNERS, LTD.,
a Texas limited partnership

By:	MBL GP, LLC, a Texas limited
liability company, its general partner

	By:	/s/ Michael B. Lanahan

Michael B. Lanahan, President

By:	PFS GP, LLC, a Texas limited
liability company, its general partner

	By:	/s/ Paul F. Steinhoff, Jr.

Paul F. Steinhoff, Jr., President

Signature Page to Securities Purchase Agreement

CONCORDE SENIOR LIVING, L.L.C.,
a Delaware limited liability company

By:	Rockwood Realty Associates,
L.L.C., a New York limited liability
company, its sole member

	By:	Rockwood Realty Associates, Inc., a
Florida corporation, its Manager

		By:	/s/ John W. Magee

John W. Magee,
President

MAHALO LIMITED,
a Texas limited partnership

By:	Double L Investment, Inc.,
a Texas corporation, its general partner

	By:	/s/ Lawrence L. Landry

Lawrence L. Landry,
President

Signature Page to Securities Purchase Agreement

WESTPORT ADVISORS, LTD.,
a Florida limited partnership

By:	Westport Asset Management, LLC,
a Florida limited liability company,
its general partner

By:	Double L Investment, Inc.,
a Texas corporation, its
managing member

By:	/s/ Lawrence L. Landry

Lawrence L. Landry,
President

GREYSTONE PRINCIPALS:

/s/ Michael B. Lanahan

MICHAEL B. LANAHAN, Individually

/s/ Paul F. Steinhoff, Jr.

PAUL F. STEINHOFF, JR., Individually

/s/ Mark P. Andrews

MARK P. ANDREWS, Individually

/s/ John C. Spooner

JOHN C. SPOONER, Individually

Signature Page to Securities Purchase Agreement

GDC LLC:

GREYSTONE DEVELOPMENT
COMPANY, LLC

By:	/s/ Paul F. Steinhoff, Jr.

Paul F. Steinhoff, Jr., Manager

Signature Page to Securities Purchase Agreement

ANNEX I

DEFINITIONS

     Each of the following terms is defined as follows:

     “Accounts Receivable” means all accounts receivable, trade receivables, book debts and other forms of obligations belonging or owing to an Acquired Company arising out of services rendered, goods sold or property leased by such Acquired Company, billed or unbilled, and all monies due or to become due to any Acquired Company under all Contracts for the performance of services or the sale of goods or both by such Acquired Company, billed or unbilled, including Costs in Excess of Billings, such obligations which remain outstanding at the time of determination reflected in the Financial Statements and such obligations existing as of the Closing Date.

     “Acquired Companies” means the Top-Level Greystone Entities and the Greystone Subsidiaries, and for the avoidance of doubt does not include any Excluded Entities.

     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     “Agreement” is defined in the Preamble.

     “Andrews” is defined in the Preamble.

     “Andrews Employment Agreement” is defined in Section 6.11.

     “Anti-Kickback Statute” is defined in Section 3.28(f).

     “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     “Assignment and Assumption of LLC Interests” is defined in Section 8.03(b).

     “Assignment and Assumption of LP Interests” is defined in Section 8.03(c).

     “Books and Records” means all books of account and other books, accounts receivable information, credit history, customer records, personnel records, financial records and other business and legal records of every kind whatsoever pertaining to the Business or any of the employees of the Acquired Companies.

     “Business” means the business of the Acquired Companies and the Excluded Entities, including developing, managing or operating Senior Living Communities.

Annex I - 2

     “Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in New York City, New York, generally are authorized or required by law or other governmental actions to close.

     “Buyer” is defined in the Preamble.

     “Buyer Indemnified Party” and “Buyer Indemnified Parties” are defined in Section 9.01(a).

     “Buyer Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, operations, assets, Liabilities, properties, cash flows, results of operations of Buyer and its Affiliates, taken as a whole, that would materially diminish the ability of the Acquired Companies to earn the Pre-Tax Net Income that could result in payment of the Contingent Purchase Price Payments in accordance with Section 2.05.

     “Buyer Representatives” is defined in Section 6.02.

     “Buyer’s Returns” is defined in Section 6.10(a).

     “Cash on Hand” means the aggregate amount of unrestricted cash on hand of the Acquired Companies.

     “Closing” is defined in Section 8.01.

     “Closing Accounts Receivable” is defined in Section 2.04(c)(ii).

     “Closing A/R Statement” is defined in Section 2.04(b).

     “Closing Date” is defined in Section 8.01.

     “Closing Date Statement” is defined in Section 2.06(c).

     “Closing Distribution” means the distribution of Distributable Cash pursuant to Section 2.04.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Collection Period” means the period from the Closing Date until the earlier of (a) December 31, 2007 or (b) the date upon which the Acquired Companies pursuant to Section 2.04(c)(ii) have remitted to Sellers amounts in the aggregate equal to the lesser of (i) the Retained Shortfall Amount and (ii) the aggregate face amount of the Closing Accounts Receivable.

     “Commercially Reasonable Efforts” means efforts which are designed to enable a party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the Contemplated Transactions and which do not require the performing party to expend any funds

Annex I - 3

or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context of the Contemplated Transactions.

     “Concorde” is defined in the Preamble.

     “Concorde GCI Shares” is defined in the Recitals.

     “Concorde GDC Interest” is defined in the Recitals.

     “Concorde GDC II LP Interest” is defined in the Recitals.

     “Consulting Services Agreement” means the Consulting Services Agreement to be entered into at Closing by Greystone Management Services, Inc. (as renamed in accordance with Section 6.15) and Greystone Management Services, LLC in the form attached hereto as Exhibit I.

     “Contemplated Transactions” means the Sale and the other transactions contemplated under this Agreement and the other Transaction Documents.

     “Contingent Purchase Price Payments” is defined in Section 2.05(b).

     “Continuing Plans” is defined in Section 6.09(a).

     “Contracts” means all contracts, commitments, understandings and agreements (whether oral or written).

     “Controlled Group” is defined in Section 3.12(c).

     “Costs in Excess of Billings” means unbilled personnel costs that are related to services performed under Contracts by the Acquired Companies determined in accordance with the policies and procedures applied in the Financial Statements at the Balance Sheet Date.

     “Current Greystone Senior Living Community” means a Greystone Senior Living Community to which any Acquired Company or any Affiliate of any Acquired Company currently provides services, including development, management or consulting services.

     “D&O Indemnified Party” and “D&O Indemnified Parties” are defined in Section 6.14.

     “Debt” with respect to any Person, means, at any time without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under leases that are or should be capitalized in accordance with GAAP, (f) all

Annex I - 4

obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of interest rate or currency hedging agreements, (h) all obligations of such Person to guarantee any Debt, leases, dividends or other payment obligations and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

     “Delaware Law” means the Delaware General Corporation Law.

     “Development Agreement” is defined in Section 3.16(b).

     “Disclosure Schedule” means the disclosure schedule of Sellers delivered to Buyer in connection with this Agreement.

     “Distributable Cash” means Cash on Hand less (a) the amount of trade accounts payable of the Acquired Companies, and (b) the amount of cash received in respect of advanced billings of clients of the Acquired Companies.

     “DOJ” is defined in Section 6.05(b).

     “Employee Handbook” is defined in Section 3.17(c).

     “Employment Agreements” is defined in Section 6.11.

     “Environmental Laws” means any applicable federal, state, provincial, local and foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any Governmental Entity, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities required under Environmental Laws for any Acquired Company to conduct its business and operations.

     “Equity Interests” means any capital stock, other equity interest, other ownership interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.

     “ERISA” is defined in Section 3.12(a).

     “Escrow Agent” is defined in Section 2.03.

     “Escrow Agreement” is defined in Section 2.03.

Annex I - 5

     “Escrow Amount” is defined in Section 2.03.

     “Estimated Working Capital” is defined in Section 2.06(b).

     “Excluded Entities” means all of the entities identified on Annex IV and any other entity (other than an Acquired Company) formed and/or used by any of Sellers, the Acquired Companies or their respective Affiliates in connection with or relating to any Capital or other fund raising activities.

     “Excluded Representations” is defined in Section 9.02.

     “Final Working Capital” is defined in Section 2.06(c).

     “Financial Statements” is defined in Section 3.07(a).

     “First Contingent Purchase Price Payment” is defined in Section 2.05(a).

     “FTC” is defined in Section 6.05(b).

     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

     “GCI” is defined in the Recitals.

     “GCI Share Distribution” means the distribution of 1,206 shares of capital stock of GCI previously owned by GDC LLC to Sellers in accordance with the respective limited liability company interests of GDC LLC held by Sellers.

     “GCI Shares” is defined in the Recitals.

     “GDC II LP” is defined in the Recitals.

     “GDC II LP Interests” is defined in the Recitals.

     “GDC LLC” is defined in the Preamble.

     “GDC LLC Interests” is defined in the Recitals.

     “Government Programs” is defined in Section 3.28(a).

     “Governmental Entity” means any federal, state, municipal, local or foreign government and any court, tribunal, arbitral body, administrative agency, department, subdivision, entity, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational.

     “Greystone 401(k) Plan” means Greystone Communities, Inc. 401(k) Plan.

Annex I - 6

     “Greystone Balance Sheet” is defined in Section 3.07(a).

     “Greystone Balance Sheet Date” is defined in Section 3.07(a).

     “Greystone Employee Participation Partnership” means Greystone Employee Participation Partnership I, Ltd., a Texas limited partnership.

     “Greystone Employees” is defined in Section 3.12(a).

     “Greystone Management Retention Plans” means the Greystone SERP, the Greystone Management Retention Plan, the Greystone Senior Management Partnership and any other non-qualified deferred compensation plans maintained for the benefit of management of the Acquired Companies, whether or not such plans are currently in writing.

     “Greystone Marketing Services” means Greystone Marketing Services, LLC, a Delaware limited liability company.

     “Greystone Partner GCI Shares” is defined in the Recitals.

     “Greystone Partner GDC Interest” is defined in the Recitals.

     “Greystone Partner GDC II LP Interest” is defined in the Recitals.

     “Greystone Partners” is defined in the Preamble.

     “Greystone Plan” is defined in Section 3.12(a).

     “Greystone Principals” is defined in the Preamble.

     “Greystone Senior Living Community” means those areas and aspects of any Senior Living Community to which any Acquired Company or any Affiliate of any Acquired Company has at anytime provided services, including development, management or consulting services.

     “Greystone Subsidiaries” means all of the subsidiaries of the Top-Level Greystone Entities set forth in Annex II.

     “Hazardous Substances” means any pollutant, contaminant, material, substance, waste or chemical (including petroleum, its derivatives, by-products and other hydrocarbons); any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; and any other substance which is regulated by, listed under, or for which Liability may be imposed under, any Environmental Laws.

     “Highlands Agreement” means that certain Management Services Agreement, dated October 28, 1991, between Highland Hospital of Rochester and Greystone Management Services, Inc., as amended.

Annex I - 7

     “HSR Act” is Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

     “Indemnified Party” is defined in Section 9.01(d).

     “Indemnifying Party” is defined in Section 9.01(d).

     “Indemnity Cap” is defined in Section 9.03(b).

     “Independent Accountants” is defined in Section 2.05(d).

     “Initial Purchase Price” is defined in Section 2.02.

     “Intellectual Property Rights” means any right in any jurisdiction in any trademark, service mark, trade name, mask work, copyright, patent, software, software license, data base, invention, trade secret, know-how, confidential information, domain name (including in each case, any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

     “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

     “Knowledge of Sellers” or “Knowledge” when used in reference to Sellers or the Acquired Companies means (a) the actual awareness of a fact or other matter by any of the Greystone Principals, the directors of the Acquired Companies, the officers of the Acquired Companies having a position of First Vice President or above, the Controller of GDC LLC, or the Executive Directors of the Greystone Senior Living Communities, all of whom are identified on Annex III or (b) the awareness of a fact or other matter that any Greystone Principal or any other individual identified in clause (a) could be expected to have in the course of conducting a reasonable investigation concerning the existence of such fact or other matter; provided, that solely for purposes of Section 3.32, “Knowledge of Sellers” shall mean the actual awareness of a fact or other matter by any of the Greystone Principals or Sellers; provided, further that the “reasonable investigation” described in clause (b) shall not require the individuals identified in clause (a) above to contact Third Party Owners with respect to any Greystone Senior Living Community where the Acquired Companies are no longer providing any services.

     “Lanahan” is defined in the Preamble.

     “Lanahan Employment Agreements” is defined in Section 6.11.

     “Law” means any applicable foreign, federal, state or local law (including common law), statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity (including all Environmental Laws).

Annex I - 8

     “Leased Real Property” is defined in Section 3.21(a).

     “Leases” is defined in Section 3.21(a).

     “Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

     “Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, charge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind, including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership, in respect of such property or asset.

     “Litigation” is defined in Section 11.06.

     “Losses” means any losses, damages, deficiencies, Liabilities, assessments, fines, penalties, judgments, actions, claims, costs, disbursements, fees, expenses or settlements of any kind or nature, including legal, accounting and other professional fees and expenses; provided, that solely for purposes of Section 10.02(a), “Losses” of Buyer shall mean only the costs or expenses of Buyer or Buyer’s Affiliates paid or payable to third parties in connection with or related to the Contemplated Transactions, except in the case of a breach by the Greystone Principals, Sellers or GDC LLC, fraud or intentional misrepresentation by the Greystone Principals, Sellers or GDC LLC, in which case the limitation set forth in this proviso shall not be applicable.

     “Mahalo” is defined in the Preamble.

     “Mahalo GCI Shares” is defined in the Recitals.

     “Mahalo GDC Interest” is defined in the Recitals.

     “Mahalo GDC II LP Interest” is defined in the Recitals.

     “Management Agreement” is defined in Section 3.16(b).

     “Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, operations, assets, Liabilities, properties, cash flows, results of operations or prospects of the Acquired Companies, taken as a whole, or any Current Greystone Senior Living Community, individually, or (b) the ability of any Seller to perform its obligations under this Agreement.

     “Member’s Agreement” is defined in Section 6.13.

     “Minority Interest Sellers” is defined in the Preamble.

Annex I - 9

     “Multiemployer Plan” is defined in Section 3.12(e).

     “Notice of Loss” is defined in Section 9.01(d).

     “Operating Licenses” means the Permits required by state health departments or comparable Governmental Entities in order to operate (as opposed to own) any Senior Living Community, and all certificates of need or certificates of authority required by state health planning agencies or comparable Governmental Entities to operate Senior Living Community.

     “Order” means any judgment, writ, decree, award, compliance agreement, injunction, ruling, or judicial or administrative order and determination of any Governmental Entity or arbitrator.

     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person.

     “Other Account Receivable” is defined in Section 2.04(c)(ii).

     “Other Service Provider” is defined in Section 3.15.

     “Permits” means licenses, certificates, consents, orders, franchises, permits, certificates, approvals or other similar authorizations.

     “Permitted Liens” means (a) liens for Taxes, assessments, governmental charges, or claims which are being contested in good faith by appropriate actions, (b) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent and being contested in good faith by appropriate proceedings, (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security; and (d) liens that do not singly or in the aggregate with such other items materially detract from the value of the property subject thereto or materially detract therefrom or interfere with the use of the property subject thereto in the Ordinary Course of Business.

     “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     “Pre-Closing Claim” means (a) any claim or cause of action relating to the Business or the Acquired Companies arising out of, relating to or resulting from any action, inaction, event, condition, facts or circumstances that occurred, existed or were initiated at or prior to the Closing, whether pending or threatened as of the Closing Date or thereafter or (b) any Liability of the Acquired Companies to the extent such Liability was incurred at or prior to Closing and is not disclosed on the Financial Statements; provided, that Pre-Closing Claim does not include (i) any Liability of the Acquired Companies disclosed on the Disclosure Schedules, (ii) any

Annex I - 10

Liabilities under any Contracts identified in Section 3.16(a) of the Disclosure Schedule to the extent such Liability is incurred under such Contract after the Closing, (iii) Liabilities included in the calculation of Final Working Capital, but only to the extent such Liabilities result in a reduction of the Purchase Price pursuant to Section 2.06, in which case the amount of Liabilities excluded from Pre-Closing Claims will be limited to the amount of such Purchase Price reduction and (iv) any claim or cause of action arising out of, relating to or resulting from any action, inaction, event, condition, facts or circumstances that was also the subject of a separate representation and warranty in Article 3 that is qualified by the phrase “to the Knowledge of Sellers” and such separate representation was true and correct in all respects.

     “Pre-Closing Partial Tax Period” means the portion of any Straddle Period beginning before and ending on the Closing Date.

     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

     “Pre-Tax Net Income” is defined in Section 2.05(c).

     “Pre-Tax Net Income Statement” is defined in Section 2.05(d).

     “Prime Rate” means the rate that Citibank, N.A. (or any successor entity) publishes from time to time as its prime lending rate, as in effect from time to time.

     “Pro Rata Share” is defined in Section 2.03.

     “Proposed Final Working Capital” is defined in Section 2.06(c).

     “Purchase Price” is defined in Section 2.02.

     “Release Agreement” is defined in Section 6.11.

     “Released” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances.

     “Retained Shortfall Amount” is defined in Section 2.04(c).

     “Sale” is defined in the Recitals.

     “Second Contingent Purchase Price Payment” is defined in Section 2.05(b).

     “Securities” is defined in the Recitals.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Seller” and “Sellers” are defined in the preamble.

Annex I - 11

     “Seller Indemnified Party” and “Seller Indemnified Parties” is defined in Section 9.01(c).

     “Sellers’ Representative” is defined in Section 11.13.

     “Sellers’ Transaction Expenses” is defined in Section 11.03(b).

     “Senior Living Community” means any limited service or full service retirement or senior living service facility or community, including independent and/or assisted living facilities, nursing homes, congregate care facilities, continuing care retirement community and other health care facilities providing full-time residential, recreational, personal care, home care, assisted living, nursing care, other health care and like services, in any combination, to senior citizens.

     “Shareholders Agreement” is defined in Section 6.13.

     “Spooner” is defined in the Preamble.

     “Spooner Employment Agreement” is defined in Section 6.11.

     “Stark Law” is defined in Section 3.28(d).

     “Steinhoff” is defined in the Preamble.

     “Steinhoff Employment Agreements” is defined in Section 6.11.

     “Straddle Period” means any taxable period that begins before and ends after the Closing Date.

     “Stub Period” means the period that begins on January 1, 2005, and ends on the Closing Date.

     “Stub Period Tax Distribution” means a distribution of Cash on Hand to Sellers made prior to the Closing Date in an amount equal to Sellers’ reasonable estimate of federal Tax liabilities of Sellers related to the taxable income of the Acquired Companies for the Stub Period.

     “Survival Period” is defined in Section 9.02.

     “Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (b) Liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which Liability to a taxing authority is determined or taken into account with reference to the Liability of any other Person, and (c) Liability for the payment of any amount as a result of being party to any tax sharing agreement (or any similar contract or arrangement) or with respect to the payment of any amount of the type described in

Annex I - 12

clause (a) or (b) as a result of any existing express obligation (including an indemnification obligation).

     “Tax Distribution” is defined in Section 3.11(i).

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Termination Date” is defined in Section 10.01(b).

     “Third Party Claim” is defined in Section 9.01(e).

     “Third Party Owner” means any owner or lessee of a Greystone Senior Living Community; provided that the representations and warranties set forth in Article 3 with respect to a “Third Party Owner” are made solely with respect to the Greystone Senior Living Community (or any of the properties or assets comprising such Greystone Senior Living Community) in which such Third Party Owner has an interest.

     “Threshold Amount” is defined in Section 9.03(a).

     “Top-Level Greystone Entities” is defined in the Recitals.

     “Transaction Documents” means this Agreement, the Escrow Agreement, the Assignment and Assumption of LLC Interests, the Assignment and Assumption of LP Interests, the Release Agreements, the Employment Agreements, the Consulting Services Agreement and any other agreement, certificate or writing delivered in connection with this Agreement or the Closing.

     “Transfer Taxes” is defined in Section 11.03(a).

     “Westport” is defined in the Preamble.

     “Westport GCI Shares” is defined in the Recitals.

     “Westport GDC Interest” is defined in the Recitals.

     “Westport GDC II LP Interest” is defined in the Recitals.

     “Working Capital” means working capital (total current assets less current liabilities) of the Acquired Companies on a combined basis; provided, that neither the Distributable Cash, nor the Closing Accounts Receivable to be remitted to Sellers pursuant to Section 2.04(c), will be included in the calculation of Working Capital. An illustration of the calculation of Working Capital as of December 31, 2004, is attached to Section 2.06 of the Disclosure Schedule.

Annex I - 13

ANNEX II

GREYSTONE SUBSIDIARIES

Greystone Development GP, LLC (f/k/a Greystone Development Company II, LLC)
Greystone Development Services VI
Greystone Development Services VII
Greystone Development Services VIII
Greystone Development Services IX
Greystone Development Services XI
Greystone Development Services XII
Greystone Management Services Company, LLC
Greystone Management Services Company of Florida, LLC (f/k/a Greystone Management Services Company, LLC)
Greystone Marketing Services, LLC
Greystone Partners of Florida GP, LLC
Greystone Partners of Florida, LP

ANNEX II

ANNEX III

KNOWLEDGE OF SELLERS

Michael B. Lanahan	Director, Chairman
Paul F. Steinhoff, Jr.	Director, Vice Chairman and CEO
John T. Booth	Director
Lawrence L. Landry	Director
John W. Magee	Director
Don Arnwine	Director
Raymond D. Smith	Director, Secretary
Mark P. Andrews	President and COO
John C. Spooner	Executive Vice President
Kimball S. Watson	Senior Vice President
Dave C. McDowell	Senior Vice President
Richard W. Cumberland	Senior Vice President
Michael D. Gilliam	Senior Vice President
James D. Knox	First Vice President
Thomas J. Navin	First Vice President
Janelle E. Wood	Controller

Executive Directors of the Greystone Senior Living Communities

Name	Community Name
Vicki McAllister	Terraces at Squaw Peak, AZ
John Falldine	The Buckingham, TX
David Eversole	Hickory Point, IL
Jack Sandman	First Community Village, OH
Dawn Walker	University Place, IN
Diane Cira	The Highlands at Pittsford, NY
David Loop	Kahala Nui, HI
Joan Collins	Eastcastle Place, WI
Dale Lilburn	The Landing at Plymouth Place, IL
Zachary Jacobsen	Redstone Village, AL
Rod Craft	River Terrace Estates, IN
Frank Crane	RiverWoods at Exeter, NH
Kevin McGee	Smith Crossing, IL
Tara O’Sullivan	La Posada, FL
Brian Weaver	Las Ventanas, NV
Tim Parker	The Villas at University Village, FL
Chuck Lamson	Tudor Oaks, WI
Toni Davis	Green Hill, NJ
Tim Nix	Hartsfield Village, IN

ANNEX III

Name	Community Name
Diane Gouhin	Edgewood Summit, WV
Kevin Ahmadi	Gulf Coast Village, FL
Troy Hart	Edgemere, TX
Kevin Parker	Freedom Village, FL

ANNEX IV

EXCLUDED ENTITIES

GCI Barton Creek, LP
GDC Barton Creek, LLC
GCI Blakeford, Ltd.
GCI Nashville Interests, Inc.
GCI Chicago, LP
GDC Water Tower, LLC
GCI Edgemere, Ltd.
GCI Farley Hills, Inc.
GCI Lambeth House, Ltd.
GCI Management Services, Inc.
GCI New Orleans, Inc.
GCI Olathe, LP
GDC Olathe, LLC
GCI Orangewood, Ltd.
GDC Squaw Peak, Inc.
GCI Plymouth Place, LP
GDC Plymouth Place, LLC
GCI Preston Hollow, Inc.
GCI Redstone, Ltd.
Greystone Development Services
Greystone Development Services II
Greystone Development Services III
Greystone Development Services IV
Greystone Development Services V
Greystone Development Services X
Greystone eCommerce, LLC
Greystone Employee Interests, LLC
Greystone Employee Participation Partnership I, Ltd.
Greystone Funding, Inc.
Greystone Management Services, Inc.

ANNEX IV